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As filed with the Securities and Exchange Commission on July 11, 2003

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 Amendment No. 1 to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GB&T BANCSHARES, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-2400756 (I.R.S. Employer Identification Number)

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212
(Address, including zip code, and
telephone number, including area code, of
registrant's principal executive offices)	Richard A. Hunt 500 Jesse Jewell Parkway, S.E. Gainesville, Georgia 30501 (770) 532-1212 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294	Samuel L. Oliver Hulsey, Oliver & Mahar, LLP 200 E.E. Butler Pkwy., P.O. Box 1457 Gainesville, Georgia 30503 (770) 532-6312	John T. McGoldrick, Jr. Martin Snow, LLP 240 Third Street, P.O. Box 1606 Macon, Georgia 31202 (478) 749-1716

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

GB&T BANCSHARES, INC.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501

Notice Of Special Meeting Of Shareholders
To Be Held On August 18, 2003

        A special meeting of shareholders of GB&T Bancshares, Inc. will be held at the offices of Gainesville Bank & Trust on August 18, 2003, at 4:00 p.m., local time, at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia, for the following purposes:

  (1)
  to consider and vote on the issuance of 1,397,584 shares of no par value common stock to shareholders of Baldwin Bancshares, Inc. in connection with that certain Agreement and Plan of Reorganization, dated as of April 28, 2003, pursuant to which Baldwin Bancshares, Inc. will merge with and into GB&T, as more particularly described in the enclosed joint proxy statement/prospectus; and

  (2)
  to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

        Only shareholders of record of GB&T Bancshares common stock at the close of business on June 30, 2003 will be entitled to vote at the special meeting or any adjournments thereof. The issuance of the GB&T common stock requires the approval of the holders of at least a majority of the GB&T common stock entitled to vote at the special meeting. The GB&T board of directors unanimously recommends that GB&T shareholders vote for the proposal to approve the issuance of shares of common stock to the shareholders of Baldwin Bancshares.

        The attached joint proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document. This business and financial information is available without charge to all GB&T shareholders upon written or oral request made to: Alan A. Wayne, Corporate Secretary, P.O. Box 2760, Gainesville, Georgia 30503-2760, telephone number (770) 532-1212. To obtain delivery of such business and financial information before the special meeting, you must request the information no later than August 11, 2003.

        A joint proxy statement/prospectus and form of proxy card are enclosed. To assure representation at the special meeting, you are requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. You may withdraw a previously submitted proxy by notifying Alan A. Wayne, Corporate Secretary, in writing or by submitting an executed, later-dated proxy prior to the special meeting to GB&T: P.O. Box 2760, Gainesville, Georgia 30503-2760. You may also revoke your proxy by attending the special meeting and requesting the right to vote in person. If you properly sign and return the proxy card and do not revoke it, your proxy will be voted at the special meeting in the manner that you have specified.

By Order of the Board of Directors,
July 11, 2003 Gainesville, Georgia	/s/ ALAN A. WAYNE Alan A. Wayne, Corporate Secretary

BALDWIN BANCSHARES, INC.
2501 North Columbia Street
Milledgeville, Georgia 31057-1087

Notice Of Special Meeting Of Shareholders
To Be Held On August 20, 2003

        A special meeting of shareholders of Baldwin Bancshares, Inc. will be held at the main office of First National Bank of the South on August 20, 2003, at 5:00 p.m., local time, at 2501 North Columbia Street, Milledgeville, Georgia, for the following purposes:

  (1)
  to consider and vote on an Agreement and Plan of Reorganization dated as of April 28, 2003, pursuant to which Baldwin Bancshares, Inc. will merge with and into GB&T Bancshares, Inc., a multibank holding company based in Gainesville, Georgia, as more particularly described in the enclosed joint proxy statement/prospectus; and

  (2)
  to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

        If Baldwin Bancshares shareholders approve the merger agreement, Baldwin Bancshares will be merged with and into GB&T. In connection with the merger, Baldwin Bancshares shareholders will receive, for each share of Baldwin Bancshares common stock they own immediately prior to the merger, 2.895 shares of GB&T common stock.

        Only shareholders of record of Baldwin Bancshares common stock at the close of business on June 30, 2003 will be entitled to vote at the special meeting or any adjournments thereof. The approval of the merger agreement requires the approval of the holders of at least a majority of the Baldwin Bancshares common stock entitled to vote at the special meeting. The Baldwin Bancshares board of directors unanimously recommends that Baldwin Bancshares shareholders vote for the proposal to approve the merger agreement.

        The attached joint proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document. This business and financial information is available without charge to all Baldwin Bancshares shareholders upon written or oral request made to: David F. Scogin, Secretary, at 2501 North Columbia Street, Milledgeville, Georgia 31057-1087, telephone number (478) 454-1000. To obtain delivery of such business and financial information before the special meeting, you must request the information no later than August 13, 2003.

        If the merger is completed, Baldwin Bancshares shareholders who dissent with respect to the merger will be entitled to be paid the "fair value" of their shares in cash if they follow certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading "Details of the Proposed Merger—Rights of Dissenting Shareholders" (page 36) and in Appendix B to the attached joint proxy statement/prospectus.

        A joint proxy statement/prospectus and form of proxy card are enclosed. To assure representation at the special meeting, you are requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. You may withdraw a previously submitted proxy by notifying David F. Scogin, Secretary, in writing or by submitting an executed, later-dated proxy prior to the special meeting to Baldwin Bancshares: 2501 North Columbia Street, Milledgeville, Georgia 31057-1087. You may also revoke your proxy by attending the special meeting and requesting the right to vote in person. If you properly sign and return the proxy card and do not revoke it, your proxy will be voted at the special meeting in the manner that you have specified.

By Order of the Board of Directors,
July 11, 2003 Milledgeville, Georgia	/s/ DAVID F. SCOGIN David F. Scogin, Secretary

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        A copy of GB&T's Form 10-K and Annual Report to Shareholders for the year ended December 31, 2002 and a copy of GB&T's Form 10-Q for the quarter ended March 31, 2003 are incorporated by reference into this joint proxy statement/prospectus. All other reports filed by GB&T pursuant to sections 13(a) or 15(d) of the Exchange Act since December 31, 2002 prior to the merger being completed are also incorporated by reference into this joint proxy statement/prospectus. This information is available without charge to all GB&T and Baldwin Bancshares shareholders upon written or oral request to: Alan A. Wayne, Corporate Secretary, P.O. Box 2760, Gainesville, Georgia 30503-2760, telephone number (770) 532-1212.

        All information concerning GB&T and its subsidiaries has been furnished by GB&T, and all information concerning Baldwin Bancshares has been furnished by Baldwin Bancshares. You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus in making your decision to vote on the merger. We have not authorized anyone to provide you with information that is different from that contained in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus is dated July 11, 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of GB&T common stock in the merger shall create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in information set forth or incorporated in this document by reference or in the affairs of GB&T or Baldwin Bancshares since the date hereof.

PROPOSED MERGER OF
GB&T BANCSHARES, INC.
AND BALDWIN BANCSHARES, INC.

        The boards of directors of GB&T Bancshares, Inc. and Baldwin Bancshares, Inc. have unanimously agreed on a transaction that will result in the acquisition of Baldwin Bancshares by GB&T. The Baldwin Bancshares shareholders are being asked to approve the merger at a special meeting of shareholders to be held on August 20, 2003. GB&T shareholders are not required under Georgia law to approve the merger, but are required under Nasdaq listing rules to approve the issuance of shares of GB&T common stock in the merger, and will be asked to do so at a special meeting of shareholders to be held on August 18, 2003.

        If the merger is consummated, Baldwin Bancshares shareholders will receive, for each share of Baldwin Bancshares common stock they own, 2.895 shares of GB&T common stock. GB&T shareholders will continue to hold their existing shares of GB&T common stock. Based upon 482,758 shares of Baldwin Bancshares outstanding as of April 28 2003, GB&T expects to issue up to 1,397,584 shares of its common stock in connection with the merger, or approximately 21% of the GB&T stock that will be outstanding after the merger. GB&T common stock is traded on the Nasdaq National Market under the symbol "GBTB."

        This joint proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies. We encourage you to read this entire document carefully, including the discussion under the heading "Risk Factors Relating to the Merger" beginning on page 16.

        Consummation of the merger requires that the shareholders of Baldwin Bancshares approve the merger agreement and that the shareholders of GB&T approve the issuance of GB&T common stock pursuant to the merger agreement. Baldwin Bancshares has scheduled a special meeting of its shareholders to vote on the merger, and GB&T has scheduled a meeting of its shareholders to vote on the issuance of the stock. Whether or not you plan to attend the special meeting of shareholders of Baldwin Bancshares or the special meeting of GB&T, please take the time to complete and return your respective enclosed proxy card. If you do not return your proxy card, the effect will be a vote against the respective matters discussed above. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the respective matters discussed above. If your shares are held by a broker in "street name," and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

        After careful consideration, the boards of directors of Baldwin Bancshares and GB&T, respectively, have determined that the merger is in the best interests of their respective shareholders and unanimously recommend voting FOR the merger and the issuance of GB&T common stock. The Baldwin Bancshares and GB&T boards of directors strongly support this strategic combination between GB&T and Baldwin Bancshares and appreciate your prompt attention to this important matter.

/s/ PHILIP A. WILHEIT	/s/ DR. T. ALAN MAXWELL
Philip A. Wilheit, Chairman, Board of Directors GB&T Bancshares, Inc.	Dr. T. Alan Maxwell, Chairman, Board of Directors Baldwin Bancshares, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense. Shares of the common stock of GB&T are equity securities and are not savings accounts or deposits. An investment in shares of GB&T common stock is not insured by the Federal Deposit Insurance Corporation or any other government agency.

        The date of this joint proxy statement/prospectus is July 11, 2003, and it is expected to be first mailed to shareholders of Baldwin Bancshares and GB&T on or about July 18, 2003.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER	3
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	6
SELECTED PRO FORMA FINANCIAL DATA	8
COMPARATIVE SHARE DATA REGARDING GB&T AND BALDWIN BANCSHARES	9
SUMMARY OF TERMS OF THE MERGER	10
The Companies	10
The Terms of the Merger	11
The Reasons Management Supports the Merger	11
Shareholders' Meeting	11
Record Date	11
Majority Vote Required	11
Conditions, Termination, and Effective Date	12
Rights of Dissenting Shareholders	12
Federal Income Tax Consequences	12
Accounting Treatment	12
Markets for Capital Stock	13
Listing of GB&T Common Stock	13
Dividends	13
There are some differences in Shareholders' Rights Between Baldwin Bancshares and GB&T	14
Interests of Directors and Officers of Baldwin Bancshares in the Merger	14
Recent Developments of GB&T	14
Recent Developments of Baldwin Bancshares	15
RISK FACTORS RELATING TO THE MERGER	16
The trading volume of GB&T common stock has been low, and may not increase following the merger	16
Your merger consideration is fixed despite a change in GB&T's stock price	16
The exercise of warrants and options to purchase common stock of GB&T will dilute your proportionate interest in GB&T and may hinder our ability to raise additional capital on the most favorable terms	16
WARNING ABOUT FORWARD-LOOKING STATEMENTS	17
PRO FORMA CONDENSED FINANCIAL INFORMATION	18
GB&T Bancshares, Inc. and Subsidiaries Combined with Baldwin Bancshares, Inc. and Subsidiary Pro Forma Condensed Balance Sheet	19
GB&T Bancshares, Inc. and Subsidiaries Combined with Baldwin Bancshares, Inc. and Subsidiary Pro Forma Condensed Statements of Income	21
GB&T Bancshares, Inc. and Subsidiaries Combined with Baldwin Bancshares, Inc. and Subsidiary Pro Forma Regulatory Capital Ratios	23
GB&T BANCSHARES, INC. COMBINED WITH BALDWIN BANCSHARES, INC. NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (Unaudited) Pro Forma Adjustments	24
DETAILS OF THE PROPOSED MERGER	25
Background of and Reasons for the Merger	25
The Merger Agreement	27
Required Shareholder Approval	29
Expenses	29

Conduct of Business of Baldwin Bancshares Pending Closing	30
Interest of Management in the Transaction	31
Comparison of the Rights of Baldwin Bancshares and GB&T Shareholders	32
Dividends	34
Accounting Treatment	35
Resales of GB&T Stock by Directors and Officers of Baldwin Bancshares	35
Regulatory Approvals	35
Rights of Dissenting Shareholders	36
Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel	38
INFORMATION ABOUT GB&T	40
Recent Developments	40
Description of Securities	40
INFORMATION ABOUT BALDWIN BANCSHARES	41
General	41
Baldwin Bancshares Consolidated Financial Statements	41
Available Information	41
Competition and Market Risk	41
Supervision and Regulation	42
Market for Baldwin Bancshares Common Stock	45
Beneficial Ownership of Securities	45
Office Properties	47
Legal Proceedings	48
BALDWIN BANCSHARES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	49
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	53
GB&T	53
Baldwin Bancshares	53
LEGAL MATTERS	53
EXPERTS	54
OTHER MATTERS	54
GB&T	54
Baldwin Bancshares	54
WHERE YOU CAN FIND MORE INFORMATION	54
INDEX TO FINANCIAL STATEMENTS	F-1
Appendix A Agreement and Plan of Reorganization	A-1
Appendix B Georgia Dissenters' Rights Statute	B-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why is GB&T acquiring Baldwin Bancshares?

A: GB&T is proposing to acquire Baldwin Bancshares because it believes that the acquisition will provide its shareholders with substantial benefits and will enable us to better serve our customers. Our products and markets generally are complementary, and the combination should place us in a better position to take advantage of those markets. After the merger, our subsidiary banks will operate branches in Hall, Polk, Paulding, Cobb, Carroll, Baldwin and Putnam counties in Georgia. A detailed discussion of the background of and reasons for the proposed merger is contained under the heading "Details of the Proposed Merger—Background of and Reasons for the Merger" beginning on page 25.

Q: What will I receive in the merger?

A: Baldwin Bancshares shareholders: Baldwin Bancshares shareholders will receive, for each share of Baldwin Bancshares common stock they own at the time of the merger, 2.895 shares of GB&T common stock. GB&T will not issue fractional shares in the merger. Instead, Baldwin Bancshares shareholders will receive a cash payment, without interest, for the value of any fraction of a share of GB&T common stock that they would otherwise be entitled to receive based upon $18.50 a share of GB&T common stock. For example: if you own 100 shares of Baldwin Bancshares common stock, in the merger you would receive 289 shares of GB&T common stock and a check for $9.25 (0.5 × $18.50).

        On July 10, 2003, the closing price of GB&T common stock was $24.52 making the value of 2.895 shares of GB&T common stock equal to $70.99. Because the market price of GB&T common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

A: GB&T shareholders: GB&T shareholders will retain their current ownership of shares of GB&T common stock.

Q: What am I being asked to approve?

A: Baldwin Bancshares shareholders: You are being asked to approve the Agreement and Plan of Reorganization by and between Baldwin Bancshares and GB&T, by which Baldwin Bancshares will be merged with and into GB&T. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Baldwin Bancshares common stock.

A: GB&T Shareholders: You are being asked to approve the issuance of GB&T common stock to Baldwin Bancshares shareholders pursuant to the Agreement and Plan of Reorganization. Approval of the issuance requires the affirmative vote of at least a majority of the outstanding shares of GB&T common stock. GB&T shareholders must approve the issuance because the number of shares of GB&T common stock issued in the merger will be greater than 20% of the number of shares of GB&T common stock outstanding immediately prior to the merger. The rules of the Nasdaq National Market System which lists GB&T's stock require shareholder approval for a stock issuance that exceeds 20% of the company's current outstanding shares.

The Baldwin Bancshares and GB&T boards of directors have unanimously approved and adopted the Agreement and Plan of Reorganization and recommend voting FOR approval of this merger agreement and the issuance of GB&T Common Stock.

Q: What should I do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If a Baldwin Bancshares shareholder signs and sends in a proxy card but does not indicate how he or she wants to vote, his or her proxy will be voted in favor of the proposal to approve and adopt the merger agreement. If a GB&T shareholder signs and sends in a proxy card but does not indicate how he or she wants to vote, his or her proxy will be voted in favor of the proposal to approve the stock issuance. Special shareholders meetings will be held to vote upon the proposals.

        The special shareholders meeting of Baldwin Bancshares where the merger agreement will be voted on will take place at 5:00 p.m., local time, on August 20, 2003, at the main office of the First National Bank of the South, 2501 North Columbia Street, Milledgeville, Georgia.

        The special shareholders meeting of GB&T where the stock issuance will be voted on will take place at 4:00 p.m., local time, on August 18, 2003, at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia.

        You may attend the relevant meeting and elect to vote your shares in person rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting by notifying the Secretary of the company of which you are a shareholder prior to the meeting, in writing, or by submitting an executed later-dated proxy to:

Baldwin Bancshares shareholders:
David F. Scogin, Secretary
Baldwin Bancshares, Inc.
2501 North Columbia Street
Milledgeville, Georgia 31057-1087

GB&T shareholders:
Alan A. Wayne, Corporate Secretary
GB&T Bancshares, Inc.
P.O. Box 2760
Gainesville, Georgia 30503-2760

Q: What risks should I consider?

A: We encourage you to read this entire document carefully. In particular, you should carefully consider the "Risk Factors Relating to the Merger" beginning on page 16. You should also review the factors considered by each company's board of directors discussed in "Details of the Proposed Merger—Background of and Reasons for the Merger" beginning on page 25.

Q: When is the merger expected to be completed?

A: We plan to complete the merger during the third quarter of 2003.

Q: What are the tax consequences of the merger to me?

A: Our obligations to complete the merger are conditioned upon our receipt of an opinion from counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

        Provided that the merger qualifies as a reorganization, neither GB&T nor Baldwin Bancshares will recognize any gain or loss for federal income tax purposes as a result of the merger. In general, a Baldwin Bancshares shareholder will not recognize any gain or loss as a result of the receipt of GB&T common stock in exchange for Baldwin Bancshares common stock, but will recognize gain, if any, with respect to any cash received for fractional shares of GB&T common stock. There will be no income tax consequences for GB&T shareholders.

        Your tax consequences will depend on your personal situation. You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger or against the stock issuance.

Q: Should I send in my stock certificates now?

A: Baldwin Bancshares shareholders: No. After the merger is completed, we will send written instructions to you regarding how to exchange your Baldwin Bancshares common stock certificates for GB&T common stock certificates.

A: GB&T shareholders: No. Because GB&T shareholders will not be exchanging their shares of common stock, GB&T shareholders should not remit their stock certificates.

Q: Who should I call with questions about the merger?

A: Baldwin Bancshares shareholders should call David F. Scogin at (478) 454-1000. GB&T shareholders should call Greg Hamby at (770) 532-1212.

Q: Will GB&T pay dividends to shareholders?

A: GB&T intends to continue paying cash dividends, the amount and frequency of which will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Cash dividends may not be declared in the future. GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements. For more information regarding dividends, see "Details of the Proposed Merger—Dividends" beginning on page 34.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables present certain selected historical financial information for GB&T and Baldwin Bancshares. The data should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information concerning GB&T incorporated by reference in this joint proxy statement/prospectus and the historical financial statements including the notes, thereto, and other financial information concerning Baldwin Bancshares included in this joint proxy statement/prospectus.

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
GB&T Bancshares, Inc. and Subsidiaries
Income Statement
Net interest income	$6,997	$5,499	$24,059	$21,456	$20,997	$18,624	$15,083
Provision for loan losses	214	183	845	1,306	1,149	1,896	1,006
Non-interest income	2,352	1,882	8,062	6,329	4,362	3,712	3,556
Non-interest expense	6,801	4,999	21,718	20,523	17,811	15,703	13,054
Income taxes	623	702	3,030	1,986	2,090	1,405	1,365
Net income	1,711	1,497	6,528	3,970	4,309	3,332	3,214
Per Common Share
Net income — basic	$.32	.32	1.36	.85	.93	.72	.76
Net income — diluted	.31	.31	1.32	.82	.90	.69	.72
Cash dividends declared	.085	.08	.34	.29	.24	.20	.16
Book value	11.49	9.57	11.35	9.45	8.72	7.82	7.51
Basic average shares outstanding	5,361	4,757	4,813	4,676	4,640	4,601	4,257
Diluted average shares outstanding	5,523	4,872	4,948	4,816	4,791	4,801	4,448
Period End
Total loans	$562,682	425,326	542,834	418,656	384,691	324,355	242,578
Earning assets	699,089	523,037	681,330	508,490	475,168	408,843	318,396
Assets	757,953	564,261	741,972	547,596	512,488	439,697	346,906
Deposits	600,204	439,684	580,248	426,758	401,302	345,252	299,978
Stockholders' equity	61,676	45,574	60,777	44,773	40,554	36,281	34,182
Common shares outstanding	5,365	4,760	5,357	4,739	4,651	4,637	4,551
Average Balances
Loans	$555,727	420,405	446,518	397,496	356,051	282,277	214,852
Earning assets	680,267	514,221	547,662	495,236	443,374	358,394	297,055
Assets	738,743	551,342	587,070	530,837	475,337	384,258	320,630
Deposits	581,985	427,803	456,769	419,329	367,772	316,776	279,347
Performance Ratios
Return on average assets(a)	.93%	1.09%	1.11%	.75%	.91%	.87%	1.00%
Return on average stockholders' equity(a)	11.13	13.17	13.64	9.38	11.63	9.50	10.79
Average equity to average assets	8.33	8.25	8.15	7.98	7.79	9.13	9.29
Average loans to average deposits	95.49	98.27	97.76	94.79	96.81	89.11	76.91

(a)
Ratios for the three month periods have been annualized.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Baldwin Bancshares, Inc. and Subsidiary
Income Statement
Net interest income	$1,151	$1,213	$4,975	$4,233	$3,542	$3,078	$2,886
Provision for (recovery of) loan losses	40	84	281	215	20	(235)	279
Non-interest income	493	369	1,605	1,410	1,126	950	936
Non-interest expense	1,168	1,017	4,319	3,924	3,616	2,741	2,249
Income taxes	108	141	556	393	225	459	418
Net income	328	340	1,425	1,111	807	1,062	876
Per Common Share
Basic earnings	$.68	.70	2.95	2.30	1.67	2.42	2.19
Diluted earnings	.68	.70	2.95	2.30	1.67	2.42	1.94
Cash dividends declared	.60	—	—	—	.70	.60	.50
Book value	23.64	20.91	23.61	20.44	17.65	16.29	14.55
Basic average shares outstanding	483	483	484	484	484	439	401
Diluted average shares outstanding	483	483	484	484	484	439	450
Period End
Total loans	$81,445	84,868	84,561	85,824	74,065	49,544	43,122
Earning assets	111,445	106,890	115,593	111,515	89,794	64,482	58,610
Assets	127,482	120,746	131,146	125,427	102,367	73,296	65,652
Deposits	106,995	101,820	111,025	106,619	78,293	60,572	58,625
Stockholders' equity	11,412	10,099	11,396	9,887	8,541	7,879	7,027
Common shares outstanding	483	483	483	484	484	484	395
Average Balances
Loans	$83,170	85,648	84,900	80,909	61,867	46,390	42,841
Earning assets	111,875	107,918	109,284	102,789	77,138	61,546	57,557
Assets	129,253	123,038	123,290	115,032	86,627	70,331	66,080
Deposits	106,497	101,930	103,579	96,271	69,324	59,260	56,234
Stockholders' equity	11,404	9,993	10,675	9,228	8,210	7,460	6,589
Performance Ratios
Return on average assets	1.03%	1.11%	1.16%	.97%	1.07%	1.50%	1.32%
Return on average stockholders' equity	11.73	13.74	13.35	12.04	11.74	14.64	13.23
Average equity to average assets	8.82	8.12	8.66	8.02	9.13	10.26	9.98
Average loans to average deposits	75.17	82.68	81.97	80.50	89.24	78.28	76.18

(a)
Ratios for the three month periods have been annualized.

SELECTED PRO FORMA FINANCIAL DATA

        The following unaudited pro forma financial data for the combined company gives effect to the acquisition of Baldwin Bancshares as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a purchase. The pro forma balance sheet information has been prepared as if the acquisition had been completed on March 31, 2003. The pro forma operating data has been prepared as if the acquisition had been completed on January 1, 2002. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been completed at the date and for the periods indicated or which may be obtained in the future.

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31, 2003	For the Year Ended December 31, 2002
Balance Sheet Data:
Total assets	$903,513
Federal funds sold	44,377
Securities	123,973
Loans, net of allowance for loan losses	635,869
Goodwill and intangibles	25,752
Deposits	708,181
Other borrowings	231
Securities sold under repurchase agreements	14,351
Federal Home Loan Bank advances	70,413
Trust preferred securities	15,000
Stockholders' equity	88,070
Earnings Data:
Interest income	$12,730	46,904
Interest expense	4,429	17,257
Net interest income	8,301	9,647
Provision for loan losses	254	1,126
Non-interest income	2,845	9,667
Non-interest expense	8,023	26,253
Income taxes	731	3,586
Net income	2,138	8,349
Basic earnings per share	.32	1.34
Diluted earnings per share	.31	1.31
Cash dividends per share	.085	.34

COMPARATIVE SHARE DATA REGARDING
GB&T AND BALDWIN BANCSHARES

        The following table shows selected comparative unaudited per share data for GB&T on a historical basis, for Baldwin Bancshares on a historical basis, for GB&T and Baldwin Bancshares on a pro forma basis assuming the merger had been effective for the periods indicated, and for Baldwin Bancshares on a pro forma equivalent basis. The merger will be accounted for as a purchase transaction in accordance with generally accepted accounting principles.

        Equivalent earnings per share amounts for Baldwin Bancshares have been calculated by multiplying the pro forma combined earnings per share by the exchange ratio of 2.895 shares of GB&T common stock for each share of Baldwin Bancshares common stock. The Baldwin Bancshares pro forma equivalent cash dividends per common share represent historical dividends declared by GB&T multiplied by the applicable exchange ratio. The purpose of the pro forma equivalent per-share amounts is for informational purposes only to show the pro forma net earnings that would have been earned for each share of Baldwin Bancshares had the merger been completed for the periods indicated. This data should be read together with the historical financial statements of GB&T and Baldwin Bancshares, including the respective notes thereto.

	As of the Three Months Ended March 31, 2003	As of the Year Ended December 31, 2002
Net earnings per common share (basic):
GB&T historical	$.32	1.36
Baldwin Bancshares historical	.68	2.95
GB&T and Baldwin Bancshares pro forma combined	.32	1.34
Baldwin Bancshares pro forma equivalent(a)	.93	3.88
Net earnings per common share (diluted):
GB&T historical	.31	1.32
Baldwin Bancshares historical	.68	2.95
GB&T and Baldwin Bancshares pro forma combined	.31	1.31
Baldwin Bancshares pro forma equivalent(a)	.90	3.79
Cash dividends per common share:
GB&T historical	.085	.34
Baldwin Bancshares historical	.60	—
Baldwin Bancshares pro forma equivalent(b)	.25	.98
Book value per common share (period end):
GB&T historical	11.49	11.35
Baldwin Bancshares historical	23.64	23.61
GB&T and Baldwin Bancshares pro forma combined	13.02	12.90
Baldwin Bancshares pro forma equivalent(a)	37.70	37.35
Tangible book value per common share (period end):
GB&T historical	9.72	9.57
Baldwin Bancshares historical	23.64	23.61
GB&T and Baldwin Bancshares pro forma combined	9.21	9.09
Baldwin Bancshares pro forma equivalent(a)	6.68	26.31

  (a)
  Determined by multiplying the pro forma combined amounts by the exchange ratio of 2.895. (b) Determined by multiplying the GB&T historical cash dividends declared per share by the exchange ratio of 2.895.

SUMMARY OF TERMS OF THE MERGER

        This summary highlights selected information from this joint proxy statement/prospectus regarding the proposed merger. This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read the entire joint proxy statement/prospectus, and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated by reference into this document, and is attached as Appendix A.

        In addition, the sections entitled "Where You Can Find More Information," on page 54, and "Incorporation of Certain Documents by Reference," following the notices at the front of this joint proxy statement/prospectus, contain references to additional sources of information about GB&T. Additional information about GB&T is also contained in GB&T's Form 10-K for the year ended December 31, 2002 and in GB&T's Form 10-Q for the quarter ended March 31, 2003.

  •
  The Companies (see pages 40 - 52)

    GB&T Bancshares, Inc.
    500 Jesse Jewell Parkway, S.E.
    Gainesville, Georgia 30501
    (770) 532-1212

    We are a multi-bank holding company based in Gainesville, Georgia. All of our activities are conducted through our wholly-owned subsidiaries, Gainesville Bank & Trust, a full-service commercial bank with its main office in Gainesville, Georgia; United Bank & Trust Company, a full-service commercial bank with its main office in Rockmart, Georgia; Community Trust Bank, a full-service commercial bank with its main office in Hiram, Georgia; HomeTown Bank of Villa Rica, a full-service commercial bank with its main office in Villa Rica, Georgia; and Community Loan Company, a consumer finance company with offices in Woodstock, Rockmart, Rossville, Gainesville, Dalton, Rome, Dahlonega and Cartersville, Georgia. Gainesville Bank & Trust, United Bank & Trust Company, Community Trust Bank and HomeTown Bank of Villa Rica provide customary types of banking services such as checking accounts, savings accounts, and time deposits. They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

    As of March 31, 2003, we had total consolidated assets of approximately $758 million, total consolidated deposits of approximately $600 million, total consolidated loans of approximately $563 million, and total consolidated shareholders' equity of approximately $62 million.

    Baldwin Bancshares, Inc.
    2501 North Columbia Street
    Milledgeville, Georgia 31057-1087
    (478) 454-1000

    We are a bank holding company based in Milledgeville, Georgia. All of our activities are conducted through our wholly-owned subsidiary, First National Bank of the South, a full-service commercial bank with its main office in Milledgeville, Georgia at 2501 North Columbia Street in Milledgeville, Georgia. In July, 2000 First National Bank of the South opened another branch in Milledgeville, Georgia, and in April, 2000 it opened a full-service office in the Lake Oconee area of Putnam County, Georgia. The bank operates a full-service commercial banking business and provides a wide range of banking services from those locations, including checking and savings accounts, a broad range of certificates of deposit, and agricultural, consumer, commercial and real estate loans, safe deposit boxes, credit cards, night depositories and 24-hour automated teller machines. The bank's customers reside mainly in Baldwin, Putnam and Greene Counties. No trust services are offered.

    As of March 31, 2003 Baldwin Bancshares had total consolidated assets of approximately $127 million, total consolidated deposits of approximately $107 million, and consolidated shareholders' equity of approximately $11 million.

  •
  The Terms of the Merger (see page 27)

    If the merger is approved, Baldwin Bancshares will be merged with and into GB&T, GB&T will continue as a bank holding company, Baldwin Bancshares will cease to exist, and First National Bank of the South will become a wholly-owned subsidiary of GB&T. As a result of the merger, Baldwin Bancshares shareholders will receive, for each share of Baldwin Bancshares common stock he or she owns on the effective date of the merger, 2.895 shares of GB&T common stock. Baldwin Bancshares shareholders will also receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $18.50.

  •
  The Reasons Management Supports the Merger (see page 25)

    The boards of directors of Baldwin Bancshares and GB&T support the merger and believe that it is in the best interests of both companies and their respective shareholders. The board of directors of Baldwin Bancshares believes the merger will permit Baldwin Bancshares shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the combined entity's capital stock. Both boards of directors also believe that the terms of the merger are fair and equitable. In addition, both boards of directors believe that, following the merger, the size of the combined organization, which would have had approximately $903.5 million in consolidated assets as of March 31, 2003, is sufficiently large to take advantage over time of certain economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks. The board of directors of GB&T believes that Baldwin Bancshares provides GB&T with an expansion opportunity into attractive new market areas.

  •
  Shareholders' Meeting (see page 29)

    The special meeting of shareholders of Baldwin Bancshares will be held on August 20, 2003, at 5:00 p.m. local time, at the main office of First National Bank of the South at 2501 North Columbia Street, Milledgeville, Georgia, for the purpose of voting on approval of the merger agreement. The special meeting of shareholders of GB&T Bancshares, Inc. will be held on August 18, 2003, at 4:00 p.m. local time, at the offices of Gainesville Bank & Trust, at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia, for the purpose of voting on approval of the issuance of GB&T common stock to Baldwin Bancshares shareholders.

  •
  Record Date

    You are entitled to vote at the special shareholder meetings if you owned shares of Baldwin Bancshares or GB&T common stock on June 30, 2003.

  •
  Majority Vote Required

    Approval by holders of at least a majority of Baldwin Bancshares common stock outstanding on June 30, 2003 is required to approve the merger agreement. Approval by holders of a majority of GB&T common stock outstanding on June 30, 2003 is required to approve the issuance of the common stock pursuant to the merger.

    As of the record date, 482,758 shares of Baldwin Bancshares common stock and 5,390,807 shares of GB&T common stock were issued and outstanding. As of the record date, 155,140 shares, or 32.1%, of Baldwin Bancshares common stock were held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger. As of the record date, 1,108,345 shares, or 20.56%, of GB&T common stock were held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger. All of the directors of Baldwin Bancshares and GB&T, respectively, have agreed to vote their shares in favor of the merger.

  •
  Conditions, Termination, and Effective Date (see pages 27-29)

    The merger will not occur unless certain conditions are met, and either GB&T or Baldwin Bancshares can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by Baldwin Bancshares shareholders, GB&T shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia. The closing of the merger will occur after the merger agreement is approved by Baldwin Bancshares shareholders and GB&T shareholders and after the articles of merger are filed.

  •
  Rights of Dissenting Shareholders (see page 36)

    If you are a holder of Baldwin Bancshares common stock, you are entitled to dissent from the merger and to demand payment of the "fair value" of your Baldwin Bancshares common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code. GB&T shareholders are not entitled to dissenter's rights in connection with the merger.

  •
  Federal Income Tax Consequences (see page 38)

    Baldwin Bancshares has received an opinion from Hulsey, Oliver & Mahar, LLP stating that, assuming the merger is completed as currently anticipated, neither Baldwin Bancshares nor the shareholders of Baldwin Bancshares, to the extent that they receive shares of GB&T common stock in connection with the merger, will recognize any gain or loss for federal income tax purposes. Neither GB&T nor Baldwin Bancshares has requested a ruling to that effect from the Internal Revenue Service. Any cash a Baldwin Bancshares shareholder receives as payment for any fractional interests or as payment after exercising his or her right to dissent will be treated as amounts distributed in redemption of his or her Baldwin Bancshares common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon the shareholder's particular circumstances. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

  •
  Accounting Treatment (see page 35)

    The merger will be accounted for as a purchase for financial reporting purposes.

  •
  Markets for Capital Stock

    GB&T's common stock began trading on the Nasdaq National Market on January 5, 1999 under the symbol "GBTB." The following table sets forth the high and low sale prices per share of GB&T common stock on the Nasdaq National Market for the indicated periods:

2001	High	Low
First Quarter	$19.50	$14.875
Second Quarter	$19.25	$15.00
Third Quarter	$18.45	$13.65
Fourth Quarter	$17.00	$14.00
2002	High	Low
First Quarter	$16.20	$13.40
Second Quarter	$18.75	$15.25
Third Quarter	$17.75	$15.41
Fourth Quarter	$18.90	$15.95
2003	High	Low
First Quarter	$19.36	$17.28
Second Quarter	$25.00	$18.51
Third Quarter (Through July 10, 2003)	$25.03	$22.25

    Baldwin Bancshares common stock is not listed for quotation on the Nasdaq National Market or on any other stock exchange. There is no active market for shares of Baldwin Bancshares common stock, although management of Baldwin Bancshares is from time to time made aware of transactions in its common stock. According to such information as has been made available to management, 150 shares of Baldwin Bancshares common stock were sold in 2001, at a price of $30.00 per share; 4,510 shares were sold in 2002, 100 shares at a price of $27.00 per share and 4,410 shares at a price of $30.00 per share; and 240 shares were sold in the first quarter of 2003, at a price of $30.00 per share. Management of Baldwin Bancshares is not aware of any transfers of the shares of its common stock since March 31, 2003.

    As of April 28, 2003, the date immediately prior to the public announcement of the merger, the closing price of GB&T's common stock was $22.55 per share. The closing price of GB&T's common stock as of July 10, 2003, the date before the filing of this joint proxy statement/prospectus, was $24.52 per share.

  •
  Listing of GB&T Common Stock

    GB&T will list the shares of its common stock to be issued in the merger on the Nasdaq National Market.

  •
  Dividends (see page 34)

    GB&T paid cash dividends of $.085 and $.09 per share in the first and second quarters of 2003, respectively, and paid aggregate cash dividends of $.34 per share in 2002, $.29 per share in 2001, $.24 per share in 2000, and $0.20 per share in 1999. GB&T intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T and will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

    Since January 1, 2001, the only dividend paid by Baldwin Bancshares was in February, 2003 in the amount of $0.60 per share.

  •
  There are some differences in Shareholders' Rights Between Baldwin Bancshares and GB&T (see page 32)

    If you own shares of Baldwin Bancshares common stock, your rights as a shareholder will no longer be governed by Baldwin Bancshares' articles of incorporation and bylaws following the merger. Instead, you will automatically become a GB&T shareholder, to the extent you receive GB&T common stock, and your rights as a GB&T shareholder will be governed by GB&T's articles of incorporation and bylaws. Your rights as a Baldwin Bancshares shareholder and your rights as a GB&T shareholder are different in certain ways. Please see the comparison of shareholder rights on page 34 for a more complete description of the differences in the rights of shareholders of GB&T and Baldwin Bancshares.

  •
  Interests of Directors and Officers of Baldwin Bancshares in the Merger (see page 31)

    Some of the directors and officers of Baldwin Bancshares have interests in the merger in addition to their interests as shareholders generally, including the following:

    •
    Following the merger, GB&T will employ Chatfield S. Daniel as president, chief executive officer and director of First National Bank of the South. Immediately upon the consummation of the merger, Mr. Daniel will receive an option to purchase 10,000 shares of GB&T common stock and options to purchase 1,000 additional shares per year for the following five years.

    •
    Following the merger, GB&T will employ Jim Ivey as executive vice president of First National Bank of the South. Immediately upon the consummation of the merger, Mr. Ivey will receive an option to purchase 4,000 shares of GB&T common stock and options to purchase 1,000 additional shares per year for the following five years.

    •
    Following the merger, GB&T will employ David F. Scogin as vice president and cashier of First National Bank of the South.

    •
    In connection with the merger agreement, GB&T has agreed to provide generally to officers and employees of Baldwin Bancshares who continue employment with GB&T or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated GB&T officers and employees.

    •
    After the merger, GB&T's board of directors will select a yet unidentified member of Baldwin Bancshares' board of directors to serve on the GB&T board.

    •
    Following the merger, GB&T will generally indemnify and provide liability insurance to the present directors and officers of Baldwin Bancshares, subject to certain exceptions.

  •
  Recent Developments of GB&T (see page 40)

    GB&T had net income for the second quarter of fiscal 2003 of $1,732,927, or $.31 per diluted share, compared to $1,497,170, or $.30 per diluted share for the second quarter of fiscal 2002. As of June 30, 2003, GB&T reported total assets of approximately $758 million, a 30.5% increase over the approximately $581 million in total assets reported at June 30, 2002.

    GB&T had year-to-date net income for June 30, 2003 of $3,444,402 or $0.62 per diluted share, compared to year-to-date net income of $2,976,284, or $0.61 per diluted share for June 30, 2002.

  •
  Recent Developments of Baldwin Bancshares (see page 41)

    Baldwin Bancshares had net income for the second quarter, 2003 of $371,000, or $.77 per diluted share, compared to net income of $374,000, or $.77 per diluted share for the second quarter, 2002. As of June 30, 2003, Baldwin Bancshares reported total assets of approximately $125 million, a 5.9% increase over the approximately $118 million in total assets reported at June 30, 2002.

    Baldwin Bancshares had year-to-date net income for June 30, 2003 of $700,000, or $1.45 per diluted share, compared to year-to-date net income of $714,000, or $1.47 per diluted share for June 30, 2002.

RISK FACTORS RELATING TO THE MERGER

        If the merger is consummated, if you are a Baldwin Bancshares shareholder, you will receive shares of GB&T common stock in exchange for your shares of Baldwin Bancshares common stock. An investment in GB&T common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Baldwin Bancshares common stock. Risks and uncertainties relating to general economic conditions, among others, are highlighted below under the heading "A Warning About Forward-Looking Statements."

        However, there are a number of other risks and uncertainties relating to GB&T and your decision on the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect GB&T's future financial results and may cause GB&T's future earnings and financial condition to be less favorable than GB&T's expectations. This section summarizes those risks.

The trading volume of GB&T common stock has been low and may not increase following the merger.

        The trading volume of GB&T common stock on the Nasdaq National Market has been low relative to larger companies listed on the Nasdaq National Market or other stock exchanges. We cannot say with any certainty whether a more active or liquid trading market for GB&T common stock will develop. Because of this, it may be difficult for you to sell a large number of shares of GB&T common stock for the same price at which you may be able to sell a smaller number of shares.

Your merger consideration is fixed despite a change in GB&T's stock price.

        Each share of Baldwin Bancshares common stock owned by you will be converted into the right to receive 2.895 shares of GB&T common stock. The price of GB&T common stock when the merger takes place may vary from its price at the date of this joint proxy statement/prospectus and at the date of Baldwin Bancshares' special meeting. Such variations in the price of GB&T common stock may result from changes in the business, operations or prospects of GB&T, regulatory considerations, general market and economic conditions and other factors. At the time of Baldwin Bancshares' special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

The exercise of warrants and options to purchase common stock of GB&T will dilute your proportionate interest in GB&T and may hinder our ability to raise additional capital on the most favorable terms.

        If the merger is completed, each existing option to purchase Baldwin Bancshares common stock will be converted into the right to purchase shares of GB&T common stock. Holders of these options and GB&T's organizers, officers, and employees who hold options or warrants to purchase GB&T common stock may exercise those warrants or options, which would result in the dilution of your proportionate interest in GB&T. These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in GB&T's net worth. There are currently no options or warrants outstanding to purchase Baldwin Bancshares' common stock, but there are currently 441,578 options and warrants to purchase GB&T's common stock outstanding. Following the completion of the merger, there will be 455,578 outstanding options and warrants to purchase GB&T common stock, which will represent, post-merger, 6.3% of the issued and outstanding common stock of GB&T on a fully diluted basis.

        The exercise of warrants or options for the purchase of our common stock also could adversely affect the terms on which GB&T can obtain additional capital. For instance, the holders of warrants or options may choose to exercise their warrants or options, when instead the securities underlying those warrants and options could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the warrants or options.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Some of the statements made in this joint proxy statement/prospectus (and in other documents to which we refer) are "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of GB&T and Baldwin Bancshares management and on information currently available to those members of management. Forward-looking statements include information concerning possible or assumed future results of operations of GB&T after the proposed merger. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

  •
  economic conditions (both generally, and more specifically in the markets where GB&T and Baldwin Bancshares operate) may be worse than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  the loss of deposits, customers or revenues following the merger may be greater than expected;

  •
  competition from other companies that provide financial services similar to those offered by GB&T and Baldwin Bancshares;

  •
  legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses of GB&T and Baldwin Bancshares and of the combined entity;

  •
  changes in interest rates may reduce operating margins or the volumes or values of loans made or held;

  •
  unexpected changes in the financial stability and liquidity of GB&T's and Baldwin Bancshares' credit customers;

  •
  combining the businesses and technologies of GB&T and Baldwin Bancshares may cost more, be more difficult or take longer than we expect;

  •
  retaining key personnel of GB&T and Baldwin Bancshares may be more difficult than we expect;

  •
  revenues of the combined entity following the merger may be lower than we expect, and the operating costs of the combined entity may be higher than we expect;

  •
  adverse changes may occur in the securities markets;

  •
  expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and

  •
  technological changes may increase competitive pressures and increase our costs.

        We believe these forward-looking statements are reasonable. You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of GB&T following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

PRO FORMA CONDENSED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated balance sheet as of March 31, 2003, and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2002, and for the three months ended March 31, 2003, combine the historical financial statements of GB&T with Baldwin Bancshares after giving effect to the merger using the purchase method of accounting. Pro forma adjustments to the balance sheet are computed as if the transaction occurred at March 31, 2003 while the pro forma adjustments to the statements of income are computed as if the transaction occurred at the beginning of the periods indicated. In addition, the following financial statements do not reflect any anticipated cost savings, which may be realized by GB&T after completion of the merger.

        The unaudited pro forma condensed consolidated financial data do not purport to present the financial position of GB&T had the various transactions indicated above actually been consummated on the dates indicated. In addition, the unaudited pro forma condensed consolidated financial data are not necessarily indicative of the future results of operations of GB&T and should be read in conjunction with the historical financial statements of Baldwin Bancshares, including the notes thereto, included herein and with the historical financial statements of GB&T, including the notes thereto, incorporated herein by reference.

        In the merger, GB&T will exchange for each share of Baldwin Bancshares common stock owned by Baldwin Bancshares shareholders 2.895 shares of GB&T common stock. Baldwin Bancshares had 482,758 shares of common stock outstanding at April 28, 2003, which will be exchanged for approximately 1,397,584 shares of GB&T common stock.

        In connection with the merger, GB&T and Baldwin Bancshares expect to incur combined pre-tax merger related charges of approximately $450,000. These charges are expected to include $150,000 of merger related fees and expenses (legal, accounting, printing, and mailing).

GB&T Bancshares, Inc. and Subsidiaries Combined with Baldwin Bancshares, Inc. and Subsidiary
Pro Forma Condensed Balance Sheet

        The following unaudited pro forma condensed balance sheet as of March 31, 2003 has been prepared to reflect the acquisition by GB&T of 100% of Baldwin Bancshares after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of Baldwin Bancshares' common stock is exchanged for GB&T common stock. The acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.

March 31, 2003
(Dollars in Thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T Bancshares, Inc.	Baldwin Bancshares. Inc.					Pro Forma Combined
			Debit		Credit
Assets
Cash and due from banks	$18,217	$6,332	$				$24,549
Interest-bearing deposits in banks	2,332	0					2,332
Federal funds sold	29,590	14,787					44,377
Securities available-for-sale	104,811	14,794					119,605
Restricted equity securities	3,784	584					4,368
Loans	562,682	81,445		271	1,091	(1)	643,307
Less allowance for loan losses	7,438	1,091		1,091			7,438

Loans, net	555,244	80,354		(820)	1,091		635,869

Premises and equipment	20,734	4,515		1,564		(2)	26,813
Goodwill	8,793	0		14,473		(3)	23,266
Core deposit intangible	716	0		1,770		(4)	2,486
Other assets	13,732	6,116					19,848

Total assets	$757,953	$127,482		$19.169	1,091		$903,513

Deposits
Non-interest-bearing deposits	$66,830	$16,415	$				$83,245
Interest-bearing deposits	533,374	90,580			982	(5)	624,936

Total deposits	600,204	106,995			982		708,181
Federal funds purchased and securities sold under repurchase agreements	14,351	0					14,351
Federal Home Loan Bank advances	61,619	7,750			1,044	(6)	70,413
Other borrowings	231	0					231
Other liabilities	4,872	1,325			1,070	(9)&(10)	7,267
Trust preferred securities	15,000	0					15,000

Total liabilities	696,277	116,070		0	3,096		815,443

Capital stock	35,688	517		517	26,394	(8)&(3)	62,082
Capital surplus	0	3,993		3,993		(8)	0
Retained earnings	24,386	7,196		7,196		(8)	24,386
Accumulated other comprehensive income	1,602	245		245		(7)	1,602
Less treasury stock	0	(539)			539	(8)	0

	61,676	11,412		11,951	26,933		88,070

Total liabilities and stockholders' equity	$757,953	$127,482		$11,951	30,029		$903,513

Shares outstanding	5,365,478	482,758					6,763,062

See Notes to Pro Forma Combined Financial Statements.

(1)
Record loans at fair value.

(2)
Record premises and equipment at fair value.

(3)
Record goodwill.

(4)
Record core deposit intangible.

(5)
Record time deposits at fair value.

(6)
Record Federal Home Loan Bank advances at fair value.

(7)
Record securities available-for-sale at fair value.

(8)
Record issuance of 1,397,584 shares of common stock.

(9)
Record deferred taxes related to purchase adjustments.

(10)
Record acquisition costs.

GB&T Bancshares, Inc. and Subsidiaries Combined with Baldwin Bancshares, Inc. and Subsidiary
Pro Forma Condensed Statements of Income

        The following unaudited pro forma condensed statements of income have been prepared to reflect the acquisition by GB&T of 100% of Baldwin Bancshares after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed statements of income are prepared based on an assumption that 100% of Baldwin Bancshares' common stock is exchanged for GB&T common stock. The acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.

For the Three Months Ended March 31, 2003
(Dollars in Thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T Bancshares, Inc. Historical	Baldwin Bancshares, Inc. Historical	Debit	Credit		Pro Forma Combined
Interest income	$10,956	$1,828	$54		(1)&(2)	$12,730
Interest expense	3,959	677		207	(3)&(4)	4,429

Net interest income	6,997	1,151	54	207		8,301
Provision for loan losses	214	40				254

Net interest income after provision for loan losses	6,783	1,111	54	207		8,047

Other income	2,352	493				2,845

Other expenses	6,801	1,168	54		(5)&(6)	8,023

Income before income taxes	2,334	436	108	207		2,869
Income tax expense	623	108				731

Net income	$1,711	$328	$108	207		$2,138

Basic earnings per share of common stock	$0.32	$0.68				$0.32

Diluted earnings per share of common stock	$0.31	$0.68				$0.31

Average shares outstanding (basic)	5,361	483				6,759

Average shares outstanding (diluted)	5,523	483				6,921

See Notes to Pro Forma Combined Financial Statements.

(1)
Record amortization of loan fair value adjustment.

(2)
Record amortization of securities fair value adjustment.

(3)
Record amortization of time deposit fair value adjustment.

(4)
Record amortization of Federal Home Loan Bank advances fair value adjustment.

(5)
Record amortization of core deposit intangible.

(6)
Record amortization of premises and equipment fair value adjustment.

For the Year Ended December 31, 2002
(Dollars in Thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T Bancshares, Inc.	Baldwin Bancshares, Inc.				Pro Forma Combined
			Debit	Credit
Interest income	$38,956	$8,164	$216		(1)&(2)	$46,904
Interest expense	14,897	3,188	0	828	(3)&(4)	17,257

Net interest income	24,059	4,976	216	828		29,647
Provision for loan losses	845	281	0	0		1,126

Net interest income after provision for loan losses	23,214	4,695	216	828		28,521

Other income	8,062	1,605	0	0		9,667

Other expenses	21,718	4,319	216	0	(5)&(6)	26,253

Income before income taxes	9,558	1,981	432	828		11,935
Income tax expense	3,030	556	0	0		3,586

Net income	$6,528	$1,425	$432	828		$8,349

Basic earnings per share of common stock	$1.36	$2.95				$1.34

Diluted earnings per share of common stock	$1.32	$2.95				$1.31

Average shares outstanding (basic)	4,813	484				6,214

Average shares outstanding (diluted)	4,948	484				6,349

See Notes to Pro Forma Combined Financial Statements.

(1)
Record amortization of loan fair value adjustment.

(2)
Record amortization of securities fair value adjustment.

(3)
Record amortization of time deposit fair value adjustment.

(4)
Record amortization of Federal Home Loan Bank advances fair value adjustment.

(5)
Record amortization of core deposit intangible.

(6)
Record amortization of premises and equipment fair value adjustment.

GB&T Bancshares, Inc. and Subsidiaries Combined with Baldwin Bancshares, Inc.
And Subsidiary Pro Forma Regulatory Capital Ratios

        The following unaudited pro forma regulatory capital ratios have been prepared to reflect the acquisition by GB&T of 100% of Baldwin Bancshares after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma regulatory capital ratios are prepared based on an assumption that 100% of Baldwin Bancshares' common stock is exchanged for GB&T common stock. The acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.

As of March 31, 2003

	GB&T Bancshares, Inc. Historical	Baldwin Bancshares, Inc. Historical	Pro Forma Adjustments Debit (Credit)		Pro Forma Combined
	(Dollars in Thousands)
Tier 1 capital ratio
Tier 1 capital	$65,565	$11,117	$1,016	(1)&(2)	$75,666
Risk based assets	$581,318	$95,528			$676,848

Tier 1 capital/risk-weighted assets	11.28%	11.64%			11.18%

Total capital ratio
Tier 1 capital	$65,565	$11,117	$1,016	(1)&(2)	$75,666
Tier 2 capital	7,269	1,092			8,361

Total capital	$72,834	$12,209			$84,027

Risk based assets	$581,320	$95,528			$676,848

Total capital/risk-weighted assets	12.53%	12.78%			12.41%

Leverage ratio
Tier 1 capital	$65,565	$11,117	$1,016	(1)&(2)	$75,666
Average assets	$729,234	$126,645			$855,879

Tier 1 capital/average assets	8.99%	8.78%			8.84%

(1)
Issuance of $1,397,584 shares of common stock @ $15.227.
(2)
Disallowed goodwill and intangibles at $16,243.

GB&T BANCSHARES, INC. COMBINED WITH BALDWIN BANCSHARES, INC.
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)
Pro Forma Adjustments

        A.    The pro forma condensed balance sheet has been prepared assuming the Baldwin Bancshares merger transaction was consummated on March 31, 2003. The pro forma condensed statements of income have been prepared assuming the transaction was consummated at the beginning of the periods indicated.

        B.    The following pro forma adjustments have been applied to give effect to the Baldwin Bancshares merger transaction:

        Balance Sheet:

  1.
  Payment of 1,397,584 shares of GB&T common stock in exchange for 100% of the equity of Baldwin Bancshares for a total consideration of $25,855,304.

  2.
  Allocation of purchase price as follows:

    The excess of purchase price over the fair value of the net assets acquired amounting to $16,243,000 has been allocated to goodwill and intangibles. A portion of the excess of the purchase price over the fair value of net assets acquired has been allocated to specific assets and liabilities based on the estimated fair market value of these assets and liabilities.

        Statement of Income:

  3.
  Pro forma adjustments to income resulting from the allocation of the purchase price of Baldwin Bancshares are as follows:

    Amortization of core deposit intangible using the straight-line method over an average life of 9.7 years and amortization of purchase adjustments over the average life of the related assets and liabilities.

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

        The board of directors of Baldwin Bancshares believes that its primary responsibility is to increase shareholder value. Historically, the board achieved this goal through growth and profitable operation. The growth of Baldwin Bancshares during the last three years caused the board to consider the possibility of a merger, as this growth has strained the capital position of Baldwin Bancshares. The possibility of a merger offered other advantages such as increased liquidity for shareholders, operational efficiencies and additional products and services for our customers.

        On February 19, 2003, the board of directors of Baldwin Bancshares invited Stevens & Company, an investment banking firm, to provide the board with information concerning trends in the financial services industry, the potential advantages and disadvantages of mergers and to identify possible merger candidates. Stevens & Company also presented statistical information that illustrated the differences in growth potential and price multiples of banks in Georgia. After reviewing this information, the board developed a strategy for pursuing a merger that included seeking a partner in a growth market with an established track record for completing acquisitions and strong management that could offer Baldwin Bancshares operating efficiencies while sharing its style and philosophy of community banking.

        On February 25, 2003, Baldwin Bancshares retained Stevens & Company to locate a candidate that met those criteria. Stevens & Company spoke with several prospective purchasers about the possibility of acquiring Baldwin Bancshares, but did not identify Baldwin Bancshares as the potential seller. GB&T expressed an interest in extending an offer, and this information was furnished to the board of directors of Baldwin Bancshares by Stevens & Company on March 19, 2003. On March 27, 2003 an offer to purchase Baldwin Bancshares by GB&T was presented to the board of directors of Baldwin Bancshares, and, after discussion and deliberation, that offer was accepted. The parties entered into a letter of intent on March 27, 2003.

        Baldwin Bancshares and its legal counsel negotiated the definitive agreement with GB&T and its legal counsel. The parties conducted their respective due diligence investigations while the definitive agreement was negotiated. The definitive agreement was executed by the parties as of April 28, 2003.

Baldwin Bancshares' Reasons for the Merger

        The Baldwin Bancshares board of directors has unanimously approved the merger agreement and determined that the merger is in the best interests of Baldwin Bancshares and its shareholders. The terms of the merger agreement were the results of arms-length negotiations between the representatives of Baldwin Bancshares and GB&T. The board of directors of Baldwin Bancshares considered, among other matters, the following short- and long-term factors as material in deciding to approve and recommend the terms of the merger:

  •
  the probable increase in market liquidity for its shareholders, since the shares of Baldwin Bancshares are not publicly traded while those of GB&T are listed on the Nasdaq National Market;

  •
  the ability of the combined institutions to compete in relevant banking and non-banking markets;

  •
  the probable increased efficiency and profitability of First National Bank of the South resulting from economies of scale;

  •
  the advantage to First National Bank of the South resulting from the increase in products and services which will be offered by the combined organizations;

  •
  the compatibility of management and business philosophy and the continued operation of First National Bank of the South as a community bank with its current name, charter, management and board in place;

  •
  the fixed nature of the exchange ratio and the possibility that if there is an increase in the market price of GB&T common stock prior to completion of the merger the value to be received by Baldwin Bancshares' stockholders would be increased;

  •
  the tax-free basis of the consideration to be received by shareholders of Baldwin Bancshares;

  •
  the value of the shares of GB&T offered to the shareholders of Baldwin Bancshares in relation to the estimated market value, book value and earnings per share of Baldwin Bancshares' common stock;

  •
  the assessment by the board of directors of Baldwin Bancshares of its strategic alternatives to the merger, including remaining an independent company and merging or consolidating with a company other than GB&T; and

  •
  the information regarding historical market prices and information with respect to GB&T common stock, and the financial performance and condition, assets, liabilities, business operations, capital levels and prospects of each of Baldwin Bancshares and GB&T and their potential future values as separate entities and on a combined basis.

        The board of directors of Baldwin Bancshares also considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including, among other matters, the following:

  •
  the loss of control over the future operations of Baldwin Bancshares following the merger;

  •
  the fixed nature of the exchange ratio and the risk that if there is a decrease in the market price of GB&T common stock before the merger is completed, the value to be received by shareholders of Baldwin Bancshares will be reduced; and

  •
  the other risks described in this joint proxy statement/prospectus under "Risk Factors."

The Baldwin Bancshares board of directors does not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

        The board of directors of Baldwin Bancshares believes that the merger is in the best interest of Baldwin Bancshares and its shareholders, and each member of the board of directors of Baldwin Bancshares has agreed to vote such member's shares of Baldwin Bancshares stock in favor of the merger. BALDWIN BANCSHARES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BALDWIN BANCSHARES SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        The foregoing discussion of the information and factors considered by Baldwin Bancshares' board of directors is not intended to be exhaustive, but includes material factors considered by Baldwin Bancshares' board of directors. In reaching its determination to approve and recommend the merger, Baldwin Bancshares' board of directors did not assign any specific or relative weight to any of the foregoing factors, and individual directors may have weighed factors differently.

GB&T's Reasons for the Merger

        The board of directors of GB&T believes that the size of the combined organization, approximately $903.5 million in total consolidated assets as of March 31, 2003, is sufficiently large to take advantage over time of certain economies of scale but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks. It has become increasingly apparent to the management of GB&T that in the current regulatory and competitive environment, large organizations with greater economies of scale, including the ability to spread largely fixed regulatory compliance costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than separate smaller organizations such as Baldwin Bancshares or GB&T. Management of GB&T believes that there is a future for community banks in the financial services industry but that community banks will be required to achieve a critical size to maintain above-average economic performance. The board of directors of GB&T also views Baldwin Bancshares as offering a solid franchise in attractive markets giving GB&T an opportunity to diversify geographically from its current market areas. The acquisition of Baldwin Bancshares will also be complementary to the acquisition strategy GB&T began in 1999 to develop a necklace of banking institutions beyond the perimeter of Atlanta.

The Merger Agreement

        The Agreement and Plan of Reorganization was signed by both parties on April 28, 2003. The material features of the merger agreement are summarized below:

  Effective Date

        The merger agreement provides that the merger will be effective on the date and at the time the Certificate of Merger reflecting the proposed merger becomes effective with the Secretary of State of the State of Georgia. The merger is subject to approval by the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia. Management of GB&T and Baldwin Bancshares anticipate that the merger will become effective during the third quarter of 2003.

  Terms of the Merger

        Baldwin Bancshares shareholders will receive, for each share of Baldwin Bancshares common stock they own, 2.895 shares of GB&T common stock. If, prior to the closing, the outstanding shares of GB&T common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reverse stock split reclassification, recapitalization, or reduction of capital, the number of shares of GB&T common stock to be delivered pursuant to the merger in exchange for a share of Baldwin Bancshares common stock will be proportionately adjusted.

        GB&T will not issue fractional shares of GB&T common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends, or to exercise any other rights of a shareholder of GB&T with respect to that fractional interest. Instead of issuing any fractional shares of GB&T common stock, GB&T will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $18.50 per share.

        If the merger is completed, shareholders of Baldwin Bancshares will become shareholders of GB&T, Baldwin Bancshares will be merged with and into GB&T, and First National Bank of the South will become a wholly-owned subsidiary of GB&T. Following the merger, GB&T will be the resulting bank holding company governed by its articles of incorporation and bylaws, and Baldwin Bancshares will cease to exist as a separate entity.

  Acquisition Proposals

        Prior to the closing of the proposed merger, Baldwin Bancshares and its affiliates may not solicit any proposals for the acquisition of Baldwin Bancshares by any party other than GB&T. Further, except as required by law, Baldwin Bancshares and its affiliates may not negotiate or enter into an agreement for any such transaction and must notify GB&T if it receives any inquiry or proposal relating to any such transaction.

  Termination and Conditions of Closing

        The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of Baldwin Bancshares and GB&T, but not later than the effective date of the merger:

  •
  by mutual consent of the board of directors of Baldwin Bancshares and the board of directors of GB&T;

  •
  by either party, if the other party materially breaches any of the representations or warranties or any covenant or agreement it made under the merger agreement which cannot be, or has not been, cured within 30 days after receipt of written notice by the breaching party;

  •
  by either party, if any consent of any regulatory authority that is required for consummation of the merger is not obtained;

  •
  by either party, if the merger is not completed by October 31, 2003, but only if the failure to consummate the merger is not caused by any breach of the Agreement by the party electing to terminate

  •
  by either party, if any conditions precedent to the obligations of such party under the Agreement cannot be satisfied or fulfilled by October 31, 2003; and

  •
  by either party, if the Baldwin Bancshares or GB&T shareholders do not approve the merger agreement.

        The following are some of the required conditions of closing:

  •
  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

  •
  the performance of all agreements and conditions required by the merger agreement;

  •
  the delivery of officers' certificates, resolutions, and legal opinions to Baldwin Bancshares and GB&T;

  •
  the approval of the merger by Baldwin Bancshares' shareholders and the approval of the issuance of GB&T common stock by GB&T's shareholders;

  •
  the approval of Nasdaq listing of the shares of GB&T common stock issuable pursuant to the merger;

  •
  the receipt of all necessary authorizations of governmental authorities, and the expiration of any regulatory waiting periods;

  •
  the receipt of all consents and approvals required under any contracts or permits of either party;

  •
  the effectiveness of the registration statement of GB&T relating to the shares of GB&T common stock to be issued to Baldwin Bancshares shareholders in the merger, of which this document forms a part;

  •
  the receipt by Baldwin Bancshares and GB&T of the opinion of Hulsey, Oliver & Mahar, LLP as to the tax consequences to Baldwin Bancshares shareholders;

  •
  the receipt by GB&T of all Claims and Indemnification Letters and Support Agreements required under the Agreement;

  •
  the receipt by Baldwin Bancshares and GB&T of agreements from specified affiliates of Baldwin Bancshares restricting their sale of GB&T common stock after the closing of the merger; and

  •
  the issuance of a certificate of merger by the Secretary of State of Georgia.

  Surrender of Certificates

        Shortly after the effective date of the merger, each holder of Baldwin Bancshares common stock (as of that date) will be required to deliver his or her shares of Baldwin Bancshares common stock to GB&T's exchange agent, Registrar and Transfer Company. After delivering those shares, the holder will receive a stock certificate for the number of shares of GB&T common stock that the holder is entitled to receive under the merger agreement and a cash payment for any fractional interest in GB&T common stock. Until a holder delivers his or her shares of Baldwin Bancshares common stock to Registrar and Transfer Company, he or she will not receive payment of any dividends or other distributions on shares of GB&T common stock into which his or her shares of Baldwin Bancshares common stock have been converted or interest on the cash payment and will not receive any notices sent by GB&T to its shareholders with respect to, or to vote, those shares. After delivering the shares to Registrar and Transfer Company, the holder will then be entitled to receive any dividends, other distributions and any cash payment for such shares (without interest), which becomes payable after the merger but prior to the holder's delivery of the certificates to Registrar and Transfer Company.

Required Shareholder Approval

        The holders of at least a majority of the outstanding shares of Baldwin Bancshares common stock entitled to vote at the special meeting must approve the merger agreement, and holders of a majority of the outstanding shares of GB&T common stock must approve the issuance of GB&T common stock pursuant to the merger agreement for the merger to be completed.

        On June 30, 2003, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of Baldwin Bancshares consisted of 482,758 shares of Baldwin Bancshares common stock, with registered holders thereof being entitled to one vote per share, and the outstanding voting securities of GB&T consisted of 5,390,807 shares of GB&T common stock, with registered holders thereof being entitled to one vote per share. As of the record date, certain executive officers and members of Baldwin Bancshares' board of directors, who have entered into agreements with GB&T to vote their shares of Baldwin Bancshares common stock in favor of the merger, owned or controlled 155,140 shares, approximately 32.1% of the outstanding shares, of Baldwin Bancshares common stock. As of the record date, certain executive officers and members of GB&T's board of directors, who have entered into agreements with Baldwin Bancshares to vote their shares of GB&T common stock in favor of the merger, owned or controlled 1,108,345 shares, approximately 20.56% of the outstanding shares, of GB&T common stock.

Expenses

        Each of GB&T and Baldwin Bancshares will pay its costs and expenses in connection with the merger and related transactions, except that each of the parties will pay: (i) one-half of the filing fees paid in connection with the registration of the shares to be issued to Baldwin Bancshares shareholders pursuant to the merger and with the applications filed with other regulatory authorities; and (ii) one-half of the costs of printing or copying this joint proxy statement/prospectus.

        If the merger agreement is terminated due to a breach of that agreement by GB&T or Baldwin Bancshares, the breaching party will pay the non-breaching party the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the proposed merger and related transactions.

Conduct of Business of Baldwin Bancshares Pending Closing

        The merger agreement provides that, pending consummation of the merger, each party will, except with the written consent of the other party:

  •
  operate its business in the usual, regular, and ordinary course;

  •
  preserve intact its business organization and assets;

  •
  maintain its rights and franchises;

  •
  use its reasonable efforts to cause its representations and warranties contained in the merger agreement to be correct at all times; and

  •
  take no action that would reasonably be expected to:

    •
    adversely affect the ability of either party to obtain any consents required to consummate the merger; or

    •
    adversely affect, in any material respect, the ability of either party to perform its covenants and agreements regarding the merger.

        The merger agreement provides that, pending consummation of the merger, Baldwin Bancshares will not, except with the written consent of GB&T:

  •
  amend its articles of incorporation, bylaws, or other governing instruments;

  •
  incur, other than in the ordinary course, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000;

  •
  impose or suffer the imposition, on any asset of Baldwin Bancshares of any lien or permit any such lien to exist except under certain circumstances outlined in the merger agreement;

  •
  repurchase, redeem, issue, sell, pledge, encumber, adjust, split, combine, reclassify, or otherwise acquire, exchange, or transfer (other than exchanges in the ordinary course under employee benefit plans or pursuant to the exercise of outstanding stock options), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock, or declare or pay any dividend or make any other distribution (except for a regular cash dividend in accordance with past practices) in respect of Baldwin Bancshares' capital stock;

  •
  purchase any securities (other than government securities) or make any material investment in any entity or otherwise acquire direct or indirect control over any entity other than in connection with (a) foreclosures in the ordinary course of business, or (b) acquisitions of control in its fiduciary capacity;

  •
  sell, lease, mortgage or otherwise dispose of or encumber any asset having a book value in excess of $25,000, other than in the ordinary course of business;

  •
  grant any increase in compensation or benefits to any of its employees whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by its board of directors; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts; enter into or amend any severance agreements with its officers; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to its directors; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

  •
  enter into or amend any employment contract between it and any person (unless such amendment is required by law) that it does not have the unconditional right to terminate without liability;

  •
  adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

  •
  make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

  •
  commence any litigation other than in accordance with past practice, or settle any litigation involving any liability for money damages in excess of $50,000 or which imposes material restrictions upon its operations; or

  •
  except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

        In addition, the merger agreement provides that GB&T will not, pending consummation of the merger, amend its articles of incorporation or bylaws in a manner which is adverse to and discriminates against the holders of Baldwin Bancshares common stock.

Interest of Management in the Transaction

        Except as set forth below, no director or officer of Baldwin Bancshares, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of Baldwin Bancshares common stock which will be converted in the merger into GB&T common stock. The directors of GB&T currently anticipate that after the merger, one director of Baldwin Bancshares will be elected to serve on GB&T's board of directors and one director of GB&T will be elected to serve on First National Bank of the South's board of directors. Neither director has been named as of the date of this prospectus. GB&T and Baldwin Bancshares do not anticipate that the merger will result in any material change in compensation to employees of Baldwin Bancshares.

        GB&T has agreed in the merger agreement to provide employee benefits to Baldwin Bancshares employees that are substantially similar to those GB&T currently provides to its employees and to indemnify each person entitled to indemnification by Baldwin Bancshares for liabilities arising from acts or omissions arising prior to the effective date.

        Chatfield S. Daniel will continue as president and chief executive officer and member of the board of directors of First National Bank of the South at a base annual salary of $150,000 plus an annual target bonus of 25% of his base salary, provided that the bonus could exceed that number based on performance. At the consummation of the merger, Mr. Daniel will receive an option for 10,000 shares of GB&T common stock and will receive options to purchase an additional 1,000 shares annually for each of the next five years beginning in 2004. In addition to this compensation, Mr. Daniel will also be eligible to participate in GB&T's 401(k) plan, stock purchase plan, and directors deferred compensation plan and receive other benefits including a $100,000 life insurance policy, a bank car, memberships in two country clubs and reimbursement for normal business entertainment expenses and civic club dues.

        Jim Ivey will continue as executive vice president of First National Bank of the South at a base annual salary of $108,000 plus an annual target bonus of 20% of his base salary. At the consummation of the merger, Mr. Ivey will receive an option for 4,000 shares of GB&T common stock and will receive options to purchase an additional 1,000 shares annually for each of the next five years beginning in 2004. Mr. Ivey will also receive benefits such as a country club membership, civic club dues and the continuation of the life insurance policy currently provided to him.

        David F. Scogin will continue as vice president and cashier of First National Bank of the South for at least two years. His annual salary will remain at its current level of $86,000 with normal annual adjustments based on performance.

        There are 155,140 shares, or 32.1%, of Baldwin Bancshares common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger. All of the directors of Baldwin Bancshares have agreed to vote their shares in favor of the merger.

Comparison of the Rights of Baldwin Bancshares and GB&T Shareholders

        Upon completion of the merger, holders of Baldwin Bancshares common stock (other than dissenting shareholders) will become shareholders of GB&T. Since GB&T and Baldwin Bancshares are both Georgia corporations governed by the Georgia Business Corporation Code (the "GBCC"), any differences in shareholder rights arise from the differing provisions of the respective articles of incorporation and bylaws of GB&T and Baldwin Bancshares. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to Baldwin Bancshares shareholders, and is qualified in its entirety by the GBCC and the articles of incorporation and bylaws of each entity.

  Authorized Shares; Shares Outstanding

        GB&T's articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, no par value, of which 5,635,478 shares were issued and outstanding as of March 31, 2003.

        Baldwin Bancshares' articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $1.00 per share, of which 482,758 shares were issued and outstanding as of March 31, 2003.

  Number, Term and Qualification of Directors

        GB&T's bylaws provide that its board of directors shall consist of at least five, but not more than 25, members, the exact number to be determined from time to time by resolution of the board of directors. The number of directors may not be increased or decreased by more than two in any one year. Directors are elected annually and until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

        Baldwin Bancshares' bylaws provide that its board of directors shall consist of ten directors, which number may be increased or decreased by the board of directors by amendment to the bylaws. The number of directors may not be decreased so as to shorten the term of an incumbent director. Directors are elected annually and until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

        The GB&T bylaws provide that each director shall be a U.S. citizen, and at least 60% of the directors shall reside in the state of Georgia and in the county in which the registered office of GB&T is located, or within 40 miles of any office of GB&T. Baldwin Bancshares' bylaws contain no similar provision.

  Removal of Directors

        Both GB&T's and Baldwin Bancshares' bylaws provide that the entire board of directors or any individual director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors. GB&T's board of directors may remove a director from office if such director is adjudicated an incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days of his election, accept the office in writing or by attendance at a meeting of the board of directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the board of directors for four consecutive meetings without having been excused by the board of directors. Baldwin Bancshares' bylaws contain no similar provision for the removal of a director by the board of directors.

  Board of Directors Vacancies

        GB&T's and Baldwin Bancshares' bylaws provide that a vacancy in the board of directors will be filled by the affirmative vote of a majority of the directors remaining in office.

  Shareholder Meetings

        Both GB&T's and Baldwin Bancshares' bylaws provide that a special meeting of shareholders may be called by the board of directors or upon written request of the holders of at least 25% of all of the shares of capital stock of GB&T entitled to vote in an election of directors. Baldwin Bancshares' bylaws also allow the chairman of the board and the president to call a special meeting of the shareholders.

  Voting Rights

        Neither GB&T's nor Baldwin Bancshares' bylaws provide for cumulative voting in the election of directors, but both companies' bylaws provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders. The GBCC provides that the affirmative vote of the holders of a majority of the outstanding shares of GB&T common stock is required to approve a merger, consolidation or voluntary dissolution of GB&T. The affirmative vote of the holders of a majority of the outstanding shares of their respective common stock is required for the sale of substantially all the assets of both GB&T and Baldwin Bancshares.

  Dividend Restrictions

        Payment of dividends on GB&T and Baldwin Bancshares common stock is subject to the GBCC, which provides that dividends may be paid in cash, property or stock unless the company is insolvent or the dividend payment would render it insolvent. In addition, GB&T's bylaws provide that dividends may be paid only out of the retained earnings of GB&T, only when GB&T meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code of Georgia, and only in compliance with the regulations of the Georgia Department of Banking and Finance regarding payment of dividends. Baldwin Bancshares' bylaws provide no such provision.

  Elimination of Director Liability

        Neither GB&T's articles of incorporation nor Baldwin Bancshares' articles of incorporation provide for elimination of director liability to either entity or its respective shareholders.

  Indemnification of Directors and Officers

        GB&T's bylaws provide that GB&T shall indemnify any person, his heirs, executors, or administrators, for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he is made a party by reason of his having been a director, trustee, officer, employee or agent of GB&T or by serving at the request of GB&T as a director, trustee, officer, employee, or agent of another entity. However, GB&T may not indemnify any such person in relation to any matter in an action, suit or proceeding in which he has been finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to GB&T or such other entity. Additionally, GB&T may not indemnify any such person in relation to any matter in such action, suit or proceeding which has been the subject of a compromise settlement unless the indemnification is approved by (i) a court of competent jurisdiction, (ii) the shareholders holding a majority of the outstanding GB&T stock or (iii) a majority of the board of directors then in office, excluding any directors who are party to the same or substantially the same action, suit or proceeding.

        Baldwin Bancshares' articles of incorporation provide that the liability of directors of Baldwin Bancshares for breach of duty of care or any other duty as a director be limited to the fullest extent allowed by the GBCC, as it may be amended. The articles go further to require Baldwin Bancshares to indemnify and hold harmless any person who was or is a party or is threatened to be made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of that person's being a director, officer, employee or agent of the company, or was serving at the request of any of those, against expenses, judgments, fines and other amounts incurred in connection with such action, suit or proceeding, so long as that person acted in good faith and reasonably believed that he acted in a manner to be in, or not opposed to, the best interests of the company or that he acted in a lawful manner, as applicable. However, Baldwin Bancshares may not provide indemnification in the event that a person is adjudged by a court liable for negligence or misconduct in the performance of his duty to the corporation, unless the court determines that he is entitled to indemnity for expenses.

        GB&T's bylaws and Baldwin Bancshares' articles of incorporation provide that the company may advance expenses incurred by its directors, trustees, officers, employees or agents in defending an action, suit or proceeding covered under its indemnification provisions if authorized by the board of directors. However, such payment will be made only if the company receives an undertaking by or on behalf of the director, trustees, officer, employee or agents to repay all amounts advanced unless it is ultimately determined that he is entitled to be indemnified by the company.

  Preemptive Rights Provisions

        GB&T's articles of incorporation provide for preemptive rights in accordance with requirements of the GBCC. Each holder of GB&T common stock shall have a preemptive right to acquire proportional amounts of the company's unissued or treasury shares upon the decision of the board of directors to issue them; provided, however, that such preemptive right does not exist in certain circumstances, including shares issued as a share dividend, fractional shares, shares issued to effect a merger or share exchange, shares issued as compensation (including shares issued to satisfy conversion or option rights) to directors, officers, agents, or employees of the company, its subsidiaries, or affiliates upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, shares authorized in the articles of incorporation that are issued within one year from the effective date of incorporation, shares issued under a plan of reorganization, shares sold otherwise than for money, or shares released by waiver from their preemptive right by the affirmative vote or written consent of the holders of two-thirds of the shares of the class to be issued.

        Baldwin Bancshares' articles of incorporation expressly deny such preemptive rights to the holders of its common stock.

Dividends

        GB&T declared cash dividends of $.085 and $.09 per share in the first and second quarters of 2003, respectively, and paid aggregate cash dividends of $.34 per share in 2002, $.29 per share in 2001, $.24 per share in 2000 and $.20 per share in 1999. Although GB&T intends to continue paying cash dividends following the merger, GB&T cannot guarantee that it will be able to make dividend payments in the future. The amount and frequency of any cash dividends will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Additionally, GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

        The only dividend paid by Baldwin Bancshares since January 1, 2001 was in February, 2003 in the amount of $0.60 per share. Baldwin Bancshares is prohibited under the merger agreement from declaring or paying any dividend, except for a regular cash dividend in accordance with past practices, prior to the closing of the transaction without the prior written consent of GB&T. Baldwin Bancshares has agreed not to declare any dividend for the second quarter of fiscal year 2003 if, at such time, Baldwin Bancshares shareholders will be eligible to receive a second quarter dividend from GB&T.

        Whether the Baldwin Bancshares shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policy of GB&T and Baldwin Bancshares will depend upon each company's respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective Boards of Directors consider whether to declare dividends.

Accounting Treatment

        GB&T will account for the merger as a purchase in accordance with generally accepted accounting principles. The reported results of operations of GB&T will include the results of Baldwin Bancshares from and after the closing date of the merger. The assets, including intangible assets, and liabilities of Baldwin Bancshares will be recorded at their fair values as of the closing date of the merger. Any excess of the purchase consideration over the fair values of the assets and liabilities of Baldwin Bancshares will be recorded as goodwill.

Resales of GB&T Stock by Directors and Officers of Baldwin Bancshares

        Although GB&T has registered the GB&T common stock to be issued in the merger under the Securities Act, the former directors, officers, and shareholders of Baldwin Bancshares who are deemed to be affiliates of GB&T may not resell the GB&T common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of GB&T common stock or other equity securities of GB&T that those persons may sell during any three month period, and require that certain current public information with respect to GB&T be available and that the GB&T common stock be sold in a brokers transaction or directly to a market maker in GB&T common stock.

Regulatory Approvals

        Bank holding companies, such as GB&T and Baldwin Bancshares, and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of GB&T which are incorporated by reference in this joint proxy statement/prospectus.

        The merger is subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

        The merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering the approval of such a transaction, this act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the transaction would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve determines that there are anti-competitive consequences to the transaction, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

        We also must obtain the prior approval of the merger from the Georgia Department of Banking and Finance under the bank holding company act provisions of the Financial Institutions Code of Georgia ("FICG"). In evaluating the transaction, the Georgia Department will consider the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the holding company to be acquired, the condition of the acquiring holding company and the holding company to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the transaction and the equitable treatment of minority shareholders of the holding company to be acquired. The Department of Banking and Finance's review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of either GB&T or Baldwin Bancshares. Further, no shareholder should construe an approval of the application by the Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal, including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

        GB&T has applied for the approval of the Federal Reserve and the approval of the Georgia Department of Banking and Finance and anticipates receiving such approvals prior to the GB&T and Baldwin Bancshares shareholders' meetings.

Rights of Dissenting Shareholders

  GB&T Shareholders

        GB&T shareholders are not entitled to dissenters' rights under the GBCC in connection with the merger.

  Baldwin Bancshares Shareholders

        Baldwin Bancshares is a corporation organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers certain rights upon shareholders of corporations organized under its laws to demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These rights of shareholders are referred to herein as "dissenters' rights."

        If the merger is completed, under Article 13 of the GBCC, a Baldwin Bancshares shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder's shares of Baldwin Bancshares common stock.

        A dissenting shareholder of Baldwin Bancshares must exercise his or her dissenters' rights with respect to all of the shares he or she owns, except for those shares registered in the dissenting shareholder's name but beneficially owned by another person. If a dissenting shareholder of Baldwin Bancshares has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters' rights for less than all of the shares registered in his or her name, but only if he or she notifies Baldwin Bancshares in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the GBCC, Georgia law provides that the fair value of a dissenting Baldwin Bancshares shareholder's common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

        A Baldwin Bancshares shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of Baldwin Bancshares common stock in accordance with the requirements of the GBCC must:

  •
  deliver to Baldwin Bancshares, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed; and

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  not vote his or her shares in favor of the merger agreement.

        A Baldwin Bancshares shareholder does not have to vote against the merger, or even vote at all in order to exercise dissenters' rights, but will forfeit the right to dissent by voting in favor of the merger.

        A filing of the written notice of intent to dissent with respect to the merger should be sent to: David F. Scogin, Secretary, Baldwin Bancshares, Inc., 2501 North Columbia Street, Milledgeville, Georgia 31061. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the GBCC. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of the conditions listed above.

        Within ten days after the vote of merger is completed, Baldwin Bancshares will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters' notice that:

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  states where the dissenting shareholder is to send his or her payment demand, and where the certificates for the dissenting shareholder's shares, if any, are to be deposited;

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  informs holders of uncertificated shares of Baldwin Bancshares common stock to what extent transfer of the shares will be restricted after the payment demand is received;

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  sets a date by which Baldwin Bancshares must receive the dissenting shareholder's payment demand; and

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  is accompanied by a copy of Article 13 of the GBCC.

        Following receipt of the dissenters' notice, each dissenting Baldwin Bancshares shareholder must deposit his or her Baldwin Bancshares share certificates and demand payment from Baldwin Bancshares in accordance with the terms of the dissenters' notice. A dissenting shareholder who does not deposit his or her share certificates and demand payment from Baldwin Bancshares by the date set forth in the dissenters' notice will forfeit his or her right to payment under Article 13 of the GBCC.

        Within ten days after the later of the date that the merger is completed, or the date on which Baldwin Bancshares receives a payment demand, Baldwin Bancshares will send a written offer to each shareholder who complied with the provisions set forth in the dissenters' notice to pay each such shareholder an amount that Baldwin Bancshares estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

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  Baldwin Bancshares' balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

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  an explanation of how any interest was calculated;

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  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and

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  a copy of Article 13 of the GBCC.

        If the dissenting shareholder chooses to accept Baldwin Bancshares' offer of payment, he or she must do so by written notice to Baldwin Bancshares within 30 days after receipt of Baldwin Bancshares' offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. Baldwin Bancshares must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Baldwin Bancshares common stock.

        If within 30 days after Baldwin Bancshares offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then Baldwin Bancshares, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Baldwin County, Georgia, requesting that the fair value of those shares be determined. Baldwin Bancshares must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Baldwin Bancshares does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

        Baldwin Bancshares urges its shareholders to read all of the dissenter's rights provisions of the GBCC, which are reproduced in full in Appendix B to this joint proxy statement/prospectus and which are incorporated by reference into this joint proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

        Baldwin Bancshares has received an opinion from GB&T's counsel, Hulsey, Oliver & Mahar, LLP, to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  •
  The merger of Baldwin Bancshares into GB&T and the issuance of shares of GB&T common stock, as described herein and in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

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  Holders of Baldwin Bancshares common stock will not recognize any gain or loss upon the exchange of that stock for GB&T common stock as a result of the merger;

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  Holders of Baldwin Bancshares common stock will recognize gain or loss pursuant to Section 302 of the Internal Revenue Code upon their receipt of cash for fractional shares of GB&T common stock and upon their receipt of cash pursuant to their exercise of dissenter's rights;

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  Baldwin Bancshares will not recognize any gain or loss as a result of the merger;

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  The aggregate tax basis of the GB&T common stock received by shareholders of Baldwin Bancshares pursuant to the merger will be the same as the tax basis of the shares of Baldwin Bancshares common stock exchanged therefor, decreased by any portion of that tax basis allocated to fractional shares of GB&T common stock that are treated as redeemed by GB&T; and

  •
  The holding period of the shares of GB&T common stock received by the shareholders of Baldwin Bancshares will include the holding period of the shares of Baldwin Bancshares common stock exchanged therefor, provided that the Baldwin Bancshares common stock is held as a capital asset on the date of completion of the merger.

        No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

        The foregoing tax opinion and the preceding discussion relate to the material Federal income tax consequences of the merger to Baldwin Bancshares shareholders. Baldwin Bancshares shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

INFORMATION ABOUT GB&T

        GB&T was incorporated under the laws of the State of Georgia in 1997. All of GB&T's activities are currently conducted through its wholly-owned subsidiaries, Gainesville Bank & Trust, which was organized as a Georgia banking corporation in 1987; United Bank & Trust Company, which was acquired as a result of a merger with UB&T Financial Services Corporation in March 2000; Community Trust Bank which was acquired as a result of a merger with its holding company, Community Trust Financial Services Corporation, on June 30, 2001; HomeTown Bank of Villa Rica, which was acquired as a result of a business combination on November 30, 2002; Community Loan Company, which was organized as a consumer finance company in 1995; and GB&T Bancshares, Inc. Statutory Trust I, a wholly owned grantor trust owning subordinated debentures carrying the same rate of interest as the trust preferred securities issued to finance the investment in such debentures.

        At December 31, 2002, GB&T had total consolidated assets of approximately $742 million, total loans of approximately $543 million, total deposits of approximately $580 million, and shareholders' equity of approximately $61 million. Financial and other information relating to GB&T, including information relating to GB&T's current directors and executive officers, are set forth in GB&T's Form 10-K for the year ended December 31, 2002.

Recent Developments

        GB&T had net income for the second quarter of fiscal 2003 of $1,732,927, or $.31 per diluted share, compared to $1,497,170, or $.31 per diluted share for the second quarter of fiscal 2002. As of June 30, 2003, GB&T reported total assets of approximately $758 million, a 30.5% increase over the approximately $581 million in total assets reported at June 30, 2002.

        GB&T had year-to-date net income for June 30, 2003 of $3,444,402, or $0.62 per diluted share, compared to year-to-date net income of $2,976,284, or $0.61 per diluted share, for June 30, 2002.

Description of Securities

        The following is a summary of material provisions of GB&T's common stock:

        General.    The authorized capital stock of GB&T currently consists of 20,000,000 shares of common stock, no par value. As of March 31, 2003, 5,365,478 shares of common stock were issued and outstanding. Additionally, there are presently exercisable options to acquire 441,578 shares of GB&T common stock issued and outstanding.

        Common Stock.    All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. All shares of GB&T common stock are entitled to share equally in any dividends that GB&T's board of directors may declare on GB&T common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of GB&T's board of directors. Upon liquidation, holders of GB&T common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of GB&T, all assets of GB&T available for distribution, in cash or in kind. GB&T's Articles of Incorporation grant preemptive rights to the holders of GB&T common stock.

        The outstanding shares of GB&T common stock are, and the shares of GB&T common stock to be issued by GB&T in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.

        Transfer Agent and Registrar.    The Transfer Agent and Registrar for GB&T's common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 67616-3672.

INFORMATION ABOUT
BALDWIN BANCSHARES

General

        Baldwin Bancshares was formed by management of First National Bank of the South on August 25, 1988, for the purpose of operating as a bank holding company. On July 3, 1989, it acquired all of the issued and outstanding common stock of First National Bank of the South, and since that time First National Bank of the South has served as a wholly owned subsidiary of Baldwin Bancshares. Baldwin Bancshares conducts virtually all of its business through First National Bank of the South.

        First National Bank of the South is a national association chartered by the Office of the Comptroller of the Currency. The bank was chartered on July 3, 1989 under the name First National Bank of Baldwin County. On October 13, 1999, the bank changed its name to First National Bank of the South.

        The bank operates out of three full-service locations. It has maintained an office at 2501 North Columbia Street in Milledgeville, Georgia since opening for business. In July, 2000, it opened a full-service branch at East Hancock Street in Milledgeville, Georgia, and in April, 2000, it opened a full-service office in the Lake Oconee area of Putnam County, Georgia. The bank operates a full-service commercial banking business and provides a wide range of banking services from those locations, including checking and savings accounts, a broad range of certificates of deposit, and agricultural, consumer, commercial and real estate loans, safe deposit boxes, credit cards, night depositories and 24-hour automated teller machines. As of March 31, 2003, First National Bank of the South had 55 employees on a full-time basis. The bank's customers reside mainly in Baldwin, Putnam and Greene Counties. No trust services are offered.

        As of March 31, 2003, Baldwin Bancshares had total assets of approximately $127 million, total deposits of approximately $107 million, and shareholders' equity of approximately $11 million. Net income for the year ended December 31, 2002 was $1,424,953.

Baldwin Bancshares Consolidated Financial Statements

        Baldwin Bancshares' audited consolidated balance sheet as of December 31, 2002 and audited statements of income, cash flows and changes in stockholders' equity for the years ended December 31, 2001 and December 31, 2002 financial statements as of and for the years ended December 31, 2002 and 2001, and its unaudited consolidated balance sheet, income statement, and statement of shareholders' equity as of and for the three month period ended March 31, 2003, are included in this joint proxy statement/prospectus under the caption "Consolidated Financial Statements of Baldwin Bancshares" on page F-1.

Available Information

        Baldwin Bancshares is not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act, and it does not file reports or other information with the SEC.

Competition and Market Risk

        First National Bank of the South competes actively with national and state chartered banks and credit unions for loans and deposits. The bank considers itself a community bank and actively promotes the economic development of Baldwin and Putnam Counties and the City of Milledgeville. Management of the bank has always believed that competitive pricing, personalized service and community involvement provide it with methods to effectively compete in the Baldwin and Putnam County areas.

Supervision and Regulation

        Both Baldwin Bancshares and First National Bank of the South are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of this regulatory framework.

Baldwin Bancshares

        Since Baldwin Bancshares owns all of the capital stock of First National Bank of the South, it is a bank holding company under the federal Bank Holding Company Act of 1956 (the "BHC Act"). As a result, Baldwin Bancshares is primarily subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

        Activities.    The BHC Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act (the "GLB Act"), discussed below, have expanded the permissible activities of a bank holding company that qualifies as a financial holding company. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

        Gramm-Leach-Bliley Act.    The GLB Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The GLB Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incidental or complimentary to a financial activity. The GLB Act specifies certain activities that are deemed to be financial in nature, including underwriting and selling insurance, providing financial and investment advisory services, underwriting, dealing in, or making a market in securities, limited merchant banking activities, and any activity currently permitted for bank holding companies under Section 4(c)(8) of the BHC Act.

        To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file declaration with the Federal Reserve of its intention to become a financial holding company.

        The GLB Act designates the Federal Reserve as the overall umbrella supervisor of the new financial services holding companies. The GLB Act adopts a system of functional regulation where the primary regulator is determined by the nature of activity rather than the type of institution. Under this principle, securities activities are regulated by the Securities and Exchange Commission and other securities regulators, insurance activities by the state insurance authorities, and banking activities by the appropriate banking regulator. As a result, to the extent that we engage in non-banking activities permitted under the GLB Act, we will be subject to the regulatory authority of the SEC or state insurance authority, as applicable.

        Acquisitions of Banks.    The BHC Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

  •
  acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

  •
  acquiring all or substantially all of the assets of any bank; or

  •
  merging or consolidating with any other bank holding company.

        Additionally, the BHC Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

        Under the BHC Act, if adequately capitalized and adequately managed, Baldwin Bancshares or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

        For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. Because First National Bank of the South has been incorporated for more than three years, this limitation does not apply to Baldwin Bancshares or First National Bank of the South.

        Change in Bank Control.    Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is refutably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

  •
  the bank holding company has registered securities under Section 12 of the Securities Act of 1934; or

  •
  no other person owns a greater percentage of that class of voting securities immediately after the transaction.

        Support of Subsidiary Institutions.    Under Federal Reserve policy, Baldwin Bancshares is expected to act as a source of financial strength for First National Bank of the South and to commit resources to support it. This support may be required at times when, without this Federal Reserve policy, Baldwin Bancshares might not be inclined to provide it. In addition, any capital loans made by Baldwin Bancshares to First National Bank of the South will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Baldwin Bancshares' bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of First National Bank of the South will be assumed by the bankruptcy trustee and entitled to a priority of payment.

First National Bank of the South

        First National Bank of the South operates as a national banking association incorporated under the laws of the United States and is subject to examination by the Office of the Comptroller of the Currency (the "OCC"). Deposits in the bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC regulates or monitors all areas of the bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC requires the bank to maintain certain capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises and furniture and fixtures. The bank is currently required by the OCC to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

        Federal Deposit Insurance Corporation Improvement Act.    Under the FDIC Improvement Act ("FDICIA"), all insured institutions must undergo periodic on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate, as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

        As a national bank, the bank may not pay dividends from its paid-in-capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two constructive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Under FDICIA, the bank may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.

        USA Patriot Act of 2001.    In October 2001, the USA Patriot Act of 2001 (the "Patriot Act") was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington, D.C. that occurred on September 11, 2001. The Patriot Act impacts financial institutions in particular through its anti-money laundering and financial transparency laws. The Patriot Act establishes regulations which, among others, set standards for identifying customers who open an account and promoting cooperation with law enforcement agencies and regulators in order to effectively identify parties that may be associated with, or involved in, terrorist activities or money laundering.

        Georgia Fair Lending Act.    The Georgia Fair Lending Act (the "GFLA") became effective on October 1, 2002, and establishes a number of prohibitions for loans that are "covered" by the statute. Generally, a loan is "covered" by the GFLA if it has an annual interest rate that exceeds the prime rate or comparable yield on treasury securities by an amount specified by the statute or if its points and fees exceed a specified percentage of the total loan amount. The GFLA has a broad definition of points and fees. Any creditor who violates the GFLA may be liable to the borrower for actual damages; statutory damages equal to two times the interest paid under the loan; forfeiture of interest; punitive damages; costs; and/or reasonable attorney's fees. For any violation for which statutory damages may be awarded, the GFLA provides the borrower with a right of rescission.

        The GFLA is a controversial law because of provisions such as those creating potential liability for assignees and holders of "covered" loans. As a result, the GFLA was amended by the Georgia legislature in February 2003 in an effort to address a number of those provisions. In addition, there are issues concerning federal preemption of the GFLA pending. The OCC has begun the process of issuing a determination or order regarding the preemption of GFLA. If the OCC determines that federal law preempts the GFLA, then banks operating under a national charter will not be subject to the GFLA while banks operating under a state charter will be required to comply with the GFLA

Market for Baldwin Bancshares Common Stock

        Baldwin Bancshares common stock is not listed for quotation on the Nasdaq National Market or on any other stock exchange. There is no active market for shares of Baldwin Bancshares common stock, although management of Baldwin Bancshares is from time to time made aware of transactions in its stock. According to such information as has been made available to management, 150 shares of Baldwin Bancshares common stock were transferred in 2001, all at a price of $30.00 per share; 4,510 shares were sold in 2002, 100 shares at a price of $27.00 per share and 4,410 shares at a price of $30.00 per share; and 240 shares were traded in the first quarter of 2003 at a price of $30.00 per share. Management of Baldwin Bancshares is not aware of any transfers of the shares of its common stock since March 31, 2003. Since January 1, 2001, the only dividend paid by Baldwin Bancshares was in February, 2003 in the amount of $0.60 per share.

Beneficial Ownership of Securities

        Principal Shareholders.    The following table describes the beneficial ownership of Baldwin Bancshares' common stock as of June 4, 2003, by persons known to management of Baldwin Bancshares to beneficially own more than 5% of the outstanding shares of Baldwin Bancshares common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)	Percentage of class(2)
Chatfield S. Daniel (3) 250 Corral Road Milledgeville, Georgia 31061	33,134	6.9
Samuel M. Goodrich (4) P.O. Box 893 Milledgeville, Georgia 31059	38,500	8.0
James R. Ivey, Jr. (5) 138 Ivey Weaver Road Milledgeville, Georgia 31061	30,777	6.2

(1)
Except as otherwise indicated, the parties named in the above table have sole voting and investment power with respect to all shares of Baldwin Bancshares common stock shown as beneficially owned by them. Information as to beneficial ownership of Baldwin Bancshares common stock has been furnished by the respective persons listed in the above table.

(2)
"Percentage of class" reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock.

(3)
Includes 370 shares owned by his wife, Shari B. Daniel, and 10,081 shares held by IRA FBO Chatfield S. Daniel as Custodian, over which Mr. Daniel has voting power.

(4)
Includes 6,000 shares held by his wife, Ellen S. Goodrich, 1,300 shares held by his children, 1,200 shares held C/F his wife in the name of his two daughters and 30,000 shares held by Milledgeville OBGYN Associates, PC Profit Sharing Plan 1-1-76 FBO Samuel Goodrich.

(5)
Includes 4,050 shares held by Smith Barney as IRA Custodian for James R. Ivey, Jr.

        Management.    The following table describes the beneficial ownership of Baldwin Bancshares common stock as of June 4, 2003, by Baldwin Bancshares' current directors and Chief Executive Officer, individually and by all Baldwin Bancshares' current directors and executive officers as a group.

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)	Percentage of class(2)
M. Arthur Calhoun (3) P.O. Box 1520 Milledgeville, Georgia 31059	17,445	3.6
W. Horace Chambers, Sr. P.O. Box 870 Milledgeville, Georgia 31059	16,875	3.5
Chatfield S. Daniel (4) 250 Corral Road Milledgeville, Georgia 31061	33,134	6.9
Samuel M. Goodrich (5) P.O. Box 893 Milledgeville, Georgia 31059	38,500	8.0
James R. Ivey, Jr. (6) 138 Ivey Weaver Road Milledgeville, Georgia 31061	30,777	6.2
Dr. T. Alan Maxwell (7) 233 West Lakeview Drive, NE Milledgeville, Georgia 31061	18,529	3.8
Bobby E. Parham P.O. Box 606 Milledgeville, Georgia 31059	16,875	3.5
Anne T. Sanchez, DMD (8) 221 O'Connor Drive, NW Milledgeville, Georgia 31061	9,969	2.0
David F. Scogin (9) 3709 Sussex Drive Milledgeville, Georgia 31061	1,000	0.2
Martha C. Thornton P.O. Drawer 548 Milledgeville, Georgia 31061	13,506	2.8

James F. Wilkinson, Sr. (10) 106 Camelia Circle Milledgeville, Georgia 3106	5,786	1.2

(1)
Except as otherwise indicated, the parties named in the above table have sole voting and investment power with respect to all shares of Baldwin Bancshares common stock shown as beneficially owned by them. Information as to beneficial ownership of Baldwin Bancshares common stock has been furnished by the respective persons listed in the above table.

(2)
"Percentage of class" reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock.

(3)
Includes 1,500 shares held as Custodian in the name of his grandson and 200 shares held by Smith Barney as IRA Custodian for Mack Arthur Calhoun.

(4)
Includes 1,500 shares owned by his wife, Shari B. Daniel, and 10,081 shares held by IRA FBO Chatfield S. Daniel as Custodian, over which Mr. Daniel has voting power.

(5)
Includes 6,000 shares held by his wife, Ellen S. Goodrich, 1,300 shares held by his children, 1,200 shares held C/F his wife in the name of his two daughters and 30,000 shares held by Milledgeville OBGYN Associates, PC Profit Sharing Plan 1-1-76 FBO Samuel Goodrich.

(6)
Includes 4,050 shares held by Smith Barney as IRA Custodian for James R. Ivey, Jr.

(7)
Includes 9,438 shares held by Pershing LLC as Custodian for T. Alan Maxwell IRA and 657 shares held by Pershing LLC as Custodian for W. Faye Maxwell IRA.

(8)
Includes 100 shares held by her husband, Robert T. Culberson, 3,269 shares held by Smith Barney as IRA Custodian for Anne T. Culberson and 2,000 shares held by Anne Sanchez Profit Sharing Plan.

(9)
Includes 350 shares held by DLJSC FBO David F. Scogin (IRA) and 100 shares held by DLJSC FBO Linda Scogin (IRA).

(10)
Includes 1,500 shares held by DLJSC FBO James F. Wilkins (IRA) and 1,500 shares held by DLJSC FBO Patricia Wilkinson (IRA).

Office Properties

        Baldwin Bancshares' and First National Bank of the South's main office are located in Milledgeville. On March 31, 2003, Baldwin Bancshares' investment in premises and banking equipment (cost less accumulated depreciation) was approximately $4,515,323.

        The First National Bank of the South operates out of three full-service locations. It has maintained an office at 2501 North Columbia Street in Milledgeville, Georgia since opening for business. In July, 2000 it opened a full-service branch at East Hancock Street in Milledgeville, Georgia, and in April, 2000 it opened a full-service office in the Lake Oconee area of Putnam County, Georgia. The following table sets for the information relating to Baldwin Bancshares' properties as of March 31, 2003, including the net book value of real estate and buildings owned by Baldwin Bancshares.

Location	Owned/Leased	Date Opened	Net Book Value at March 31, 2003
Main Office 2501 North Columbia St. Milledgeville, Georgia 31057	50-year ground lease; Building is owned	July 3, 1989	$1,454,397
Branch Office 241 East Hancock St. Milledgeville, Georgia 31061	Owned	July 10, 2000	$801,223
Branch Office 1105 Lake Oconee Parkway Eatonton, Georgia 31024	Owned	April 3, 2000	$1,318,195
Total			$3,573,815

Legal Proceedings

        Baldwin Bancshares and First National Bank of the South may become parties to various legal proceedings arising from the normal course of business. As of March 31, 2003, there were no material pending legal proceedings to which either Baldwin Bancshares or First National Bank of the South was a party or of which any of its properties was a subject.

BALDWIN BANCSHARES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following is management's discussion and analysis of certain significant factors which have affected Baldwin Bancshares' financial position and operating results including its wholly-owned subsidiary, First National Bank of the South, during the periods included in the accompanying consolidated financial statements.

Financial Condition.

        Baldwin Bancshares reported consolidated total assets of $127 million at March 31, 2003 compared to $131 million at December 31, 2002, representing a decrease of $4 million or 3.1%. Baldwin Bancshares continued to experience decreases in total assets, loans and deposits during the three months ended March 31, 2003. Total loans decreased by $3.1 million or 3.7% for the three months ended March 31, 2003. Total deposits decreased $4 million or 3.6% for the three months ended March 31, 2003. Deposit decreases outpaced loan decreases during the period resulting in a loan to deposit ratio of 76.12%, down slightly from 76.16% at December 31, 2002.

Liquidity and Capital Resources.

        Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and Baldwin Bancshares' ability to meet those needs. Baldwin Bancshares seeks to meet liquidity requirements primarily through management of short-term investments, monthly amortizing loans, maturing single payment loans, and maturities of securities and prepayments. Baldwin Bancshares also maintains relationships with correspondent banks which could provide funds on short notice.

        Baldwin Bancshares' liquidity and capital resources are monitored on a periodic basis by management, state and federal regulatory authorities. Management reviews liquidity on a periodic basis to monitor and adjust liquidity as necessary. Management has the ability to adjust liquidity by selling securities available for sale, selling participations in loans we generate and accessing available funds through various borrowing arrangements. Baldwin Bancshares' short-term investments and available borrowing arrangements are adequate to cover any reasonably anticipated immediate need for funds.

        Baldwin Bancshares' liquidity ratio was 27.12% at March 31, 2003, above its budgeted ratio of 21%. Liquidity is measured by the ratio of net cash, federal funds sold and securities to net deposits and short-term liabilities. In the event the banks need to generate additional liquidity, funding plans would be implemented as outlined in the liquidity policy of the banks. First National Bank of the South has lines of credit available to meet any unforeseen liquidity needs. Also, the bank has relationships with the Federal Home Loan Bank of Atlanta ("FHLB"), which provide funding for loan growth on an as needed basis. Balances outstanding with FHLB totaled $7,750,000 at March 31, 2003.

        As of March 31, 2003, Baldwin Bancshares and First National Bank of the South were considered to be well-capitalized as defined in the FDICIA and based on regulatory minimum capital requirements. Baldwin Bancshares' and its subsidiary's actual capital ratios are presented in the table on the following page (amounts in thousands).

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of March 31, 2003
Total Capital To Risk Weighted Assets	$12,209	12.8%	$7,642	≥	8.0%	$9,552	≥	10.0%
Tier I Capital To (Risk-Weighted Assets)	11,117	11.6%	3,821	≥	4.0%	5,732	≥	6.0%
Tier I Capital To (Average Assets)	11,117	12.8%	5,065	≥	4.0%	6,332	≥	5.0%

Results of Operations.

        Baldwin Bancshares' profitability is determined by its ability to effectively manage interest income and expense, to minimize loan and security losses, to generate non-interest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond Baldwin Bancshares' control, its ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets. The net interest margin was 4.32% for the three months ended March 31, 2003, compared to 4.7% for the same period in 2002. In the first three months of 2003, the yield on interest earning assets decreased to 6.65% from 7.93% for the same period in 2002, and the cost of interest bearing liabilities decreased to 2.33% from 3.23%.

        Net interest income decreased $18,000 or 1.6% for the three months ended March 31, 2003, compared to the same period in 2002. The net decrease consists of a decrease in interest income of $243,000 or 11.74% less a decrease in interest expense of $181,000 or 21% for the three-month period. The decrease in net interest income is due to a combination of the decrease in the net interest spread to 4.32% for the three months ended March 31, 2003, from 4.7% for the same period in 2002 and decreases in volume.

        Baldwin Bancshares' provision for loan losses decreased by $44,000 or 52.50% during the three months ended March 31, 2003, as compared to the same period in 2002. The analysis below indicates an increase of $81,000 in net charge-offs for the three months ended March 31, 2003, as compared to the same period in 2002. The allowance for loan losses at March 31, 2003, was $1,092,000 or 1.34% of total loans compared to 1.31% at December 31, 2002. Based on management's evaluation, the allowance is adequate to absorb any potential loan losses at March 31, 2003. The allowance for loan losses is evaluated monthly and adjusted to reflect the risk in the portfolio.

        The table on the following page summarizes the allowance for loan losses for the three-month period ended March 31, 2003 and 2002.

	2003	2002
	(Dollars in Thousands)
Average amount of loans outstanding	$83,170	$85,648

Allowance for loan losses balance, beginning of period	$1,108	$912

Less charge-offs
Commercial loans	42	—
Real estate loans	—	—
Consumer loans	20	1

Total Charge-offs	62	1

Plus recoveries
Commercial loans	—	22
Real estate loans	—	—
Consumer loans	5	3

Total recoveries	5	25

Net Charge-offs	$57	$(24)

Plus provision for loan losses	40	84

Allowance for loan losses balance, end of period	1,091	1,020

Net charge-offs to average loans	0.07%	-0.03%

        The following table is a summary of nonaccrual, past due and restructured debt. The numbers indicate decreases of $353,000 in nonaccrual loans and decreases of $26,000 in past due loans over 90 days.

	March 31, 2003
	Nonaccrual Loans	Past Due 90 Days Still Accruing	Restructured Debt
	(Dollars in Thousands)
Real estate loans	—	—	—
Commercial loans	153	—	—
Consumer loans	12	43	—

Total	165	43	—

	March 31, 2002
	Nonaccrual Loans	Past Due 90 Days Still Accruing	Restructured Debt
	(Dollars in Thousands)
Real estate loans	518	—	—
Commercial loans	—	—	—
Consumer loans	—	69	—

Total	518	69	—

        Baldwin Bancshares' policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when; (i) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; or (ii) the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

        Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with their loan repayment terms.

        Other operating income for the three months ended March 31, 2003, increased by $124,000 or 33% compared to the same period in 2002. This was primarily due to an increase on gain in bond sales of $27,000 and NSF income increased by $61,000. Other service charges fees increased by $14,000. Mortgage origination fees increased as a result of refinancing activity spurred by the decline in mortgage rates.

        Other operating expenses increased by approximately $151,000 or 14.84% for the three months ended March 31, 2003, compared to the same period in 2002. The increase is due primarily to an increase in salaries and employee benefits of $56,000, an increase in net occupancy and equipment expense of $24,000, and an increase in other expenses of $72,000.

        Income tax expense decreased by $33,000 for the three months ended March 31, 2003, compared to the same periods last year. The effective tax rate for the three-month period was 24.77%, compared to 29.31% for the same period in 2002. These decreases in the effective tax rate for the respective periods are due to taxable income falling within a lower tax bracket in 2003.

        Net income decreased by $12,000 or 3.5%, for the three months ended March 31, 2003 compared to the same period in 2002.

        Baldwin Bancshares is not aware of any other trends, events or uncertainties, other than the effect of any events described above, that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Baldwin Bancshares is not aware of any recommendations by the regulatory authorities, which, if they were implemented, would have such an effect.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

GB&T

        Other than the as yet unidentified representative of GB&T, who after the merger will be elected to serve on the board of directors of First National Bank of the South, no executive officer or director has any substantial interest in any matter in the proposed merger.

Baldwin Bancshares

        Position on GB&T's board of directors.    After the merger, GB&T's board of directors will select a yet unidentified current member of Baldwin Bancshares' board of directors to serve on GB&T's board.

        Chatfield S. Daniel Employment.    Chatfield S. Daniel will continue as chief executive officer and member of the board of directors of First National Bank of the South. He will enter into an agreement with GB&T effective at the time of the merger that will provide at a base annual salary of $150,000 plus an annual target bonus of 25% of his base salary, provided that the bonus could exceed that number based on performance. At the consummation of the merger, Mr. Daniel will receive an option for 10,000 shares of GB&T common stock under the GB&T stock option plan and will receive options to purchase an additional 1,000 shares annually for each of the next five years beginning in 2004. The strike price of such options will be the market price of the stock at the date of the grant, are exercisable for 10 years and vest at a rate of 20% per year, fully vesting after 5 years. In addition to this compensation, Mr. Daniel will also be eligible to participate in GB&T's 401(k) plan, stock purchase plan, and directors deferred compensation plan and receive other benefits including a $100,000 life insurance policy, a bank car, memberships at two country clubs and reimbursement for normal business entertainment expenses and civic club dues.

        Jim Ivey Employment.    Jim Ivey will continue as executive vice president of First National Bank of the South at a base annual salary of $108,000 plus an annual target bonus of 20% of his base salary. At the consummation of the merger, Mr. Ivey will receive and option for 4,000 shares of GB&T common stock under the GB&T stock option plan and will receive options to purchase an additional 1,000 shares annually for each of the next five years beginning in 2004. Mr. Ivey will also receive benefits such as a country club membership civic club dues and the continuation of the life insurance policy currently provided to him.

        David F. Scogin Employment.    David F. Scogin will continue as vice president and cashier of First National Bank of the South for at least two years. His salary will remain at its current level of $86,000 with normal annual adjustments based on performance.

LEGAL MATTERS

        Hulsey, Oliver & Mahar, LLP, counsel to GB&T, will provide an opinion as to: (i) the legality of the GB&T common stock to be issued in connection with the merger; and (ii) the income tax consequences of the merger. As of the date of this joint proxy statement/prospectus, members of Hulsey, Oliver & Mahar, LLP own an aggregate of 84,389 shares of GB&T common stock and Samuel L. Oliver, a partner, is the Vice Chairman of the Board of Directors of GB&T.

        Martin Snow, LLP has acted as counsel to Baldwin Bancshares in connection with certain legal matters relating to the proposed merger.

EXPERTS

        The audited consolidated financial statements of GB&T and its subsidiaries included or incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, L.L.C., independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

        The audited consolidated financial statements of Baldwin Bancshares and its subsidiary included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Thigpen, Jones, Seaton & Co., P.C., independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

OTHER MATTERS

GB&T

        Management of GB&T knows of no other matters which may be brought before the special shareholders' meeting. If any matter other than the proposed issuance of common stock in connection with the merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Baldwin Bancshares

        Management of Baldwin Bancshares knows of no other matters which may be brought before the special shareholders' meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

        GB&T is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which means that GB&T is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

        GB&T has filed a registration statement on Form S-4 to register the GB&T common stock to be issued to the Baldwin Bancshares shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GB&T in addition to being a proxy statement of Baldwin Bancshares for the special meeting of Baldwin Bancshares shareholders to be held on August 20, 2003, and the special meeting of GB&T shareholders to be held on August 18, 2003, as described herein. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This joint proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

By order of the Board of Directors of Baldwin Bancshares, Inc.,

/s/ DAVID F. SCOGIN David F. Scogin, Secretary July 11, 2003 Milledgeville, Georgia

By order of the Board of Directors of GB&T Bancshares, Inc.,
/s/ ALAN A. WAYNE Alan A. Wayne, Corporate Secretary July 11, 2003 Gainesville, Georgia

INDEPENDENT AUDITORS' REPORT

Board of Directors
Baldwin Bancshares, Inc. and Subsidiary

        We have audited the accompanying consolidated balance sheets of Baldwin Bancshares, Inc. and Subsidiary, as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Baldwin Bancshares, Inc. and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Thigpen, Jones, Seaton & Co.

January 15, 2003
Dublin, Georgia

BALDWIN BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2002	2001
Assets
Cash and due from banks	$5,995,780	$5,094,089
Federal funds sold	12,693,000	8,018,000

Total cash and cash equivalents	18,688,780	13,112,089

Securities available for sale, at fair value	17,755,346	17,659,603
Federal Reserve Bank stock, at cost	105,000	105,000
Federal Home Loan Bank stock, restricted, at cost	479,300	479,300
Loans, net of unearned income	84,560,654	85,823,997
Less — allowance for loan losses	(1,108,018)	(912,471)

Loans, net	83,452,636	84,911,526

Bank premises and equipment, net	4,466,527	4,669,388
Other assets and accrued income	6,198,408	4,490,264

Total Assets	$131,145,997	$125,427,170

Liabilities and Shareholders' Equity
Deposits:
Non-interest bearing	$15,773,878	$13,874,058
Interest bearing	95,250,768	92,744,742

Total deposits	111,024,646	106,618,800
Other borrowed funds	7,750,000	7,750,000
Other liabilities and accrued expenses	975,743	1,171,151

Total liabilities	119,750,389	115,539,951

Commitments and contingencies
Shareholders' Equity:
Common stock, $1 par value, 10,000,000 shares authorized; 517,468 issued and 482,758 and 483,758 outstanding at December 31, 2002 and 2001, respectively	517,468	517,468
Additional paid-in capital	3,993,057	3,993,057
Retained earnings	7,157,513	5,732,560
Accumulated other comprehensive income	266,867	153,431

Total	11,934,905	10,396,516
Less — cost of 34,710 and 33,710 shares of treasury stock at December 31, 2002 and 2001, respectively	(539,297)	(509,297)

Total shareholders' equity	11,395,608	9,887,219

Total Liabilities and Shareholders' Equity	$131,145,997	$125,427,170

BALDWIN BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity
Balance, December 31, 1999	$517,468	$3,993,057	$4,152,987	$(274,797)	$(509,297)	$7,879,418

Comprehensive income:
Net income	—	—	807,173	—	—	807,173
Valuation allowance adjustment on securities available for sale	—	—	—	192,628	—	192,628

Total comprehensive income						999,801

Cash dividends paid	—	—	(338,549)	—	—	(338,549)

Balance, December 31, 2000	517,468	3,993,057	4,621,611	(82,169)	(509,297)	8,540,670

Comprehensive income:
Net income	—	—	1,110,949	—	—	1,110,949
Valuation allowance adjustment on securities available for sale	—	—	—	235,600	—	235,600

Total comprehensive income	—	—	—	—	—	1,346,549

Balance, December 31, 2001	517,468	3,993,057	5,732,560	153,431	(509,297)	9,887,219

Comprehensive income:
Net income	—	—	1,424,953	—	—	1,424,953
Valuation allowance adjustment on securities available for sale	—	—	—	113,436	—	113,436

Total comprehensive income						1,538,389

Purchase 1,000 shares of treasury stock	—	—	—	—	(30,000)	(30,000)

Balance, December 31, 2002	$517,468	$3,993,057	$7,157,513	$266,867	$(539,297)	$11,395,608

BALDWIN BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2002	2001	2000
Interest and Dividend Income:
Interest and fees on loans	$7,172,141	$7,611,525	$6,107,924
Income on federal funds sold	92,964	153,242	53,194
Interest on investment securities:
Taxable income	458,559	546,771	667,394
Non-taxable income	284,894	266,174	242,920
Dividend income	37,711	37,468	31,295
Other interest income	117,209	98,707	7,199

Total interest and dividend income	8,163,478	8,713,887	7,109,926

Interest Expense:
Deposits	2,746,841	4,022,066	3,239,901
Other interest expense	441,185	458,848	328,216

Total interest expense	3,188,026	4,480,914	3,568,117

Net interest income before provision for loan losses	4,975,452	4,232,973	3,541,809
Less — provision for loan losses	(280,720)	(215,000)	(20,000)

Net interest income after provision for loan losses	4,694,732	4,017,973	3,521,809

Noninterest Income:
Service charges on deposit accounts	507,648	567,941	439,420
Other service charges, commissions and fees	666,750	535,997	360,580
Other income	430,401	305,996	326,137

Total noninterest income	1,604,799	1,409,934	1,126,137

Noninterest Expense:
Salaries and employee benefits	2,531,880	2,341,956	2,100,415
Net occupancy expenses	267,474	225,849	151,741
Equipment rental and depreciation of equipment	356,184	286,534	276,263
Other expenses	1,163,432	1,070,026	1,087,491

Total noninterest expense	4,318,970	3,924,365	3,615,910

Income Before Income Taxes	1,980,561	1,503,542	1,032,036
Less — provision for income taxes	555,608	392,593	224,863

Net Income	$1,424,953	$1,110,949	$807,173

Earnings per share:
Basic	$2.95	$2.30	$1.67

Diluted	$2.95	$2.30	$1.67

BALDWIN BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
Cash Flows from Operating Activities:
Net income	$1,424,953	$1,110,949	$807,173
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	280,720	215,000	20,000
Depreciation	378,228	300,856	258,184
(Gain) loss on sale of other real estate	(8,533)	13,893	2,269
Gain on sale of securities	(9,487)	(3,064)	—
Changes in accrued income and other assets	(1,672,724)	(565,398)	(939,898)
Changes in accrued expenses and other liabilities	(253,845)	325,126	352,902

Net cash provided by operating activities	139,312	1,397,362	500,630

Cash Flows from Investing Activities:
Net change in loans made to customers	1,105,570	(11,903,869)	(24,415,474)
Purchase of available for sale securities	(7,120,446)	(10,427,884)	(685,163)
Proceeds from maturities of available for sale securities	7,206,063	8,960,405	381,589
Purchase of Federal Home Loan Bank stock	—	(4,300)	(278,000)
Property and equipment expenditures	(175,367)	(1,527,197)	(1,502,248)
Proceeds from sale of repossessed assets	45,713	22,857	24,500

Net cash provided by (used in) investing activities	1,061,533	(14,879,988)	(26,474,796)

Cash Flows from Financing Activities:
Net change in deposits	4,405,846	28,248,692	17,720,845
Proceeds from issuance of borrowings	—	—	10,336,000
Payments on short-term borrowings	—	(6,936,000)	—
Purchase of treasury stock	(30,000)	—	—
Payments of cash dividends declared	—	—	(338,549)

Net cash provided by financing activities	4,375,846	21,312,692	27,718,296

Net Increase in Cash and Cash Equivalents	5,576,691	7,830,066	1,744,130
Cash and Cash Equivalents, Beginning of Year	13,112,089	5,282,023	3,537,893

Cash and Cash Equivalents, End of Year	$18,688,780	$13,112,089	$5,282,023

BALDWIN BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2002

A.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Baldwin Bancshares, Inc. (the "Company") and its banking subsidiary, First National Bank of the South (the "Bank"), provide a full range of banking services to individual and corporate customers primarily in the market area of Baldwin County and the Lake Sinclair and Lake Oconee area. On October 13, 1999, the Bank changed its name from First National Bank of Baldwin County to First National Bank of the South. During the year ended December 31, 2000, Baldwin Bancshares, Inc. formed a wholly owned non-bank subsidiary, First National Insurance Services, Inc., to provide insurance services to customers. During the year ended December 31, 2001, the non-bank subsidiary, First National Insurance Services, Inc. became a wholly owned subsidiary of the banking subsidiary, First National Bank of the South.

        The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and general practices within the banking industry. The policies that materially affect financial position and the results of operations are summarized as follows:

  1.
  Basis of Presentation and Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany accounts and transactions have been eliminated as a result of consolidation.

  2.
  Securities—The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis.

  Securities available for sale, primarily debt securities, are recorded at fair value with unrealized gains or losses (net of tax effect) excluded from earnings and reported as a component of shareholders' equity. Securities available for sale will be used as a part of the Company's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk and other factors.

  Held to maturity securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Company intends and has the ability to hold such securities on a long-term basis or until maturity.

  Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts.

  The market value of securities is generally based on quoted market prices. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.

  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

  3.
  Loans and Interest Income—Loans are stated at the amount of unpaid principal, reduced by net deferred loan fees, unearned discounts and a valuation reserve for possible loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  4.
  Allowance for Loan Losses—The allowance for loan losses is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Additions to the allowance for credit losses are made by charges to the provision for loan losses.

  The allowance for loan losses is maintained at a level, which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

  A loan is considered impaired when, based on current information and events, it is probable that a creditor will not be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans that have been identified as impaired have been measured by the fair value of existing collateral.

  Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

  5.
  Premises and Equipment—Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

  6.
  Other Real Estate Owned—Other real estate owned, acquired principally through foreclosure, is stated at the lower of cost or net realizable value. Loan losses incurred in the acquisition of these properties are charged against the allowance for possible loan losses at the time of foreclosure. Subsequent write-downs of other real estate owned are charged against the current period's expense.

  7
  Income Taxes—The Company reports income under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  The Company and its Subsidiary file a consolidated income tax return. The Subsidiary computes its income tax expense as if it filed an individual return except that it does not receive any portion of the surtax allocation. Any benefits or disadvantages of the consolidation are absorbed by the parent company. The Subsidiary pays its allocation of federal income taxes to the parent company or receives payment from the parent company to the extent that tax benefits are realized.

  8.
  Cash and Cash Equivalents—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of three months or less, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Interest bearing deposits in other banks with original maturities of less than three months are included.

  9.
  Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

  The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions in the agricultural industry.

  While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

  10.
  Advertising Costs—It is the policy of the Company to expense advertising costs as they are incurred. The Company does not engage in any direct-response advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 2002, 2001 and 2000 were $121,864, $120,954 and $124,577, respectively.

  11.
  Earnings per Common Share—Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

  Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2002	2001	2000
Net income	$1,424,953	$1,110,949	$807,173
Less—Preferred stock dividends	—	—	—

Net income applicable to common stock	$1,424,953	$1,110,949	$807,173

Average number of common shares outstanding	483,508	483,758	483,758
Effect of dilutive options, warrants, etc.	—	—	—

Average number of common shares outstanding used to calculate diluted earnings per common share	483,508	483,758	483,758

  12.
  Comprehensive Income—The Company adopted SFAS No. 130, "Reporting Comprehensive Income" as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or shareholders' equity.

  The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2002	2001	2000
Unrealized holding gains (losses) on available-for-sale securities	$162,386	$356,969	$291,860
Less—Reclassification adjustment for (gains) losses realized in income	(9,487)	—	—

Net unrealized gains (losses)	171,873	356,969	291,860
Tax effect	58,437	121,369	99,232

Net-of-tax amount	$113,436	$235,600	$192,628

  13.
  Reclassification—Certain 2001 financial statement classifications have been changed to conform with those adopted in 2002.

B.
INVESTMENT SECURITIES

  Debt and equity securities have been classified between held to maturity and available for sale in the balance sheet according to management's intent. The following table reflects the amortized cost and estimated market values of investments in debt and equity securities held at December 31, 2002 and 2001. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 2002 and 2001.

  The book and market values of securities available for sale were:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Market Value
December 31, 2002:
Debt Securities:
U.S. Government agencies	$5,899,325	$85,214	$—	$5,984,539
State and political subdivisions	6,116,269	211,743	—	6,328,012

Total debt securities	12,015,594	296,957	—	12,312,551
Mortgage-backed securities	2,667,135	51,065	—	2,718,200
Equity Securities	2,668,275	56,320	—	2,724,595

Total	$17,351,004	$404,342	$—	$17,755,346

December 31, 2001:
Debt Securities:
U.S. Government agencies	$6,003,856	$113,778	$382	$6,117,252
State and political subdivisions	5,551,196	78,131	38,190	5,591,137

Total debt securities	11,555,052	191,909	38,572	11,708,389
Mortgage-backed securities	2,783,658	33,511	1,129	2,816,040
Equity Securities	3,088,421	59,774	13,021	3,135,174

Total	$17,427,131	$285,194	$52,722	$17,659,603

  As of December 31, 2002, no held-to-maturity securities were included in the Bank's investment portfolio.

  The book and market values of pledged securities were $11,906,089 and $12,204,961, respectively, at December 31, 2002 compared to $14,709,968 and $14,963,936, respectively, at December 31, 2001.

  The amortized cost and estimated market value of debt securities available for sale at December 31, 2002 and 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Estimated Market Value
December 31, 2002:
Non-mortgage backed securities:
Due in one year or less	$3,261,429	$3,282,695
Due after one year through five years	4,388,648	4,481,260
Due after five years through ten years	2,737,461	2,872,929
Due after ten years	1,628,056	1,675,667

Total non-mortgage backed securities	12,015,594	12,312,551
Mortgage-backed securities	2,667,135	2,718,200

Total	$14,682,729	$15,030,751

	Available for Sale
	Amortized Cost	Estimated Market Value
December 31, 2001:
Non-mortgage backed securities:
Due in one year or less	$495,852	$500,910
Due after one year through five years	6,298,401	6,434,908
Due after five years through ten years	2,273,224	2,300,768
Due after ten years	2,487,575	2,471,803

Total non-mortgage backed securities	11,555,052	11,708,389
Mortgage-backed securities	2,783,658	2,816,040

Total	$14,338,710	$14,524,429

  The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.

  At December 31, 2002, the Company did not hold investment securities of any single issuer, other than obligations of U. S. Government agencies, whose aggregate book value exceeded ten percent of shareholders' equity.

C.
LOANS

  The following is a summary of the loan portfolio by principal categories at December 31, 2002 and 2001:

	2002	2001
Mortgage loans on real estate:
Residential 1-4 family	$22,426,000	$23,892,000
Commercial	22,050,000	21,296,000
Construction	23,514,000	22,883,000

Total mortgage loans on real estate	67,990,000	68,071,000
Commercial loans	10,662,000	10,893,000
Consumer loans	5,175,000	5,984,000
Other loans	733,654	875,997

Subtotal	84,560,654	85,823,997
Less: Allowance for loan losses	(1,108,018)	(912,471)

Loans, net	$83,452,636	$84,911,526

  Overdrafts included in loans were $97,373 and $59,517 at December 31, 2002 and 2001, respectively.

D.
ALLOWANCE FOR LOAN LOSSES

  A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002	2001	2000
Beginning Balance	$912,471	$757,668	$631,652
Add: Provision for possible loan losses	280,720	215,000	20,000

Subtotal	1,193,191	972,668	651,652

Less:
Loans charged off	192,407	147,757	47,441
Recoveries on loans previously charged off	(107,234)	(87,560)	(153,457)

Net loans charged off	85,173	60,197	(106,016)

Balance, end of year	$1,108,018	$912,471	$757,668

  Loans on which the accrual of interest has been discontinued or reduced amounted to $-0- and $571,109 at December 31, 2002 and 2001, respectively. If interest on these loans had been accrued, such income would have approximated $-0- and $26,590 for the years ended December 31, 2002 and 2001, respectively.

E.
BANK PREMISES AND EQUIPMENT

  The following is a summary of asset classifications and depreciable lives for the Company at December 31, 2002 and 2001:

	Useful Lives (Years)	2002	2001
Land		$457,566	$457,566
Banking house and improvements	8-40	3,558,836	3,581,620
Equipment, furniture and fixtures	5-10	2,330,014	2,149,129
Automobiles	5	48,849	48,849

Total		6,395,265	6,237,164
Less — accumulated depreciation		(1,928,738)	(1,567,776)

Bank premises and equipment, net		$4,466,527	$4,669,388

  Depreciation included in operating expenses amounted to $378,228, $300,856 and $258,184 in 2002, 2001 and 2000, respectively.

F.
DEPOSITS

  The aggregate amount of time deposits exceeding $100,000 at December 31, 2002 and 2001 was $19,930,549 and $26,948,041, respectively, and the Bank had deposit liabilities in NOW accounts of $13,521,473 and $12,717,691 at December 31, 2002 and 2001, respectively.

  At December 31, 2002, the scheduled maturities of time deposits are as follows:

2003	$27,938,979
2004	5,971,120
2005	2,012,518
2006	793,147
2007 and Thereafter	3,928,099

Total	$40,643,863

G.
SHORT-TERM BORROWINGS

  From time to time, short-term borrowings in the form of federal funds purchased and Federal Home Loan Bank advances are used to meet liquidity needs. Federal funds purchased and Federal Home Loan Bank lines of credit totaling $12,250,000 at December 31, 2002, were maintained. As of December 31, 2002 and 2001 the Bank had $—0- in federal funds purchased.

  Other borrowings consist of the following:

	As of December 31,
	2002	2001
Advances from the Federal Home Loan Bank
5.90% interest rate, matures November 10, 2005	$2,250,000	$2,250,000
5.43% interest rate, matures November 10, 2010	5,500,000	5,500,000

Total FHLB advances	$7,750,000	$7,750,000

  The advance from the Federal Home Loan Bank is collateralized by a blanket-floating lien on qualifying first mortgages and the Company's Federal Home Loan Bank stock. Stock in FHLB, with a carrying value of $479,300 at December 31, 2002 and 2001, was pledged to FHLB as collateral in the event the Bank requests future advances. The Bank is also required to maintain a minimum investment in FHLB stock of the greater of 1% of total mortgage assets or .3% of total assets while the advance agreement is in effect.

H.
PROVISION FOR INCOME TAXES

  The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002	2001	2000
Current tax expense	$670,876	$534,456	$270,073
Deferred tax benefit	(115,268)	(141,863)	(45,210)

Net provision for income tax expense	$555,608	$392,593	$224,863

  Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows:

	Years Ending December 31,
	2002	2001	2000
Tax on pretax income at statutory rate	$682,540	$511,355	$350,892
State income taxes, net of federal tax benefit	30,032	31,803	1,246
Tax-exempt interest income	(96,864)	(90,050)	(77,199)
Non-deductible interest expense related to tax-exempt income	11,381	16,185	11,774
Non-deductible business entertainment	1,277	1,687	1,758
Non-deductible officer life insurance	1,432	1,313	1,432
Non-deductible social club dues	4,119	3,740	3,740
Non-deductible penalties	—	347
Life insurance income	(50,783)	(40,120)	(53,697)
Dividends received deduction	(309)	(510)	(1,224)
Federal Reserve Bank and Federal Home Loan Bank dividend	(12,380)	(1,071)	(2,142)
Effect of tax rate changes to deferred taxes	(14,837)	(42,086)	(11,717)

Total	$555,608	$392,593	$224,863

  The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) are as follows:

	Years Ending December 31,
	2002	2001	2000
Deferred Income Tax Assets:
Unrealized losses on securities available for sale	$—	$—	$42,330
Provision for loan losses	104,761	7,086	—
Deferred compensation	141,850	114,024	99,405

Total deferred tax assets	246,611	121,110	141,735

Deferred Income Tax Liabilities:
Cash basis adjustment for income tax reporting purposes	—	23,322	51,981
Unrealized gains on securities available for sale	137,477	79,040	—
Depreciation	149,213	115,658	133,225
Provision for loan losses	—	—	73,781

Total deferred tax liabilities	286,690	218,020	258,987

Net deferred tax liability	$(40,079)	$(96,910)	$(117,252)

I.
RETIREMENT PLAN

  The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 16% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions up to 4% of an employee's compensation contributed to the Plan. For 2002 and 2001 contributions to the plan charged to expense were $63,304 and $58,346, respectively.

  In 1998, the Company adopted a deferred compensation plan for its directors, which provides retirement benefits payable upon the directors' retirement. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the directors. The Company records periodic accruals for the cost of providing such benefits by charges to income.

  In 1997, the Company adopted a deferred compensation plan, which provides retirement benefits to eligible officers of the Company. The deferred compensation is to be paid to the individuals or their beneficiaries over a period of ten years commencing with the first year following the termination of employment after completion of required services. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the officers. The Company records periodic accruals for the cost of providing such benefits by charges to income.

  The present value of the estimated liability under the deferred compensation plans is being accrued ratably over the remaining years to the date when the individuals are first eligible to receive benefits. As of December 31, 2002 and 2001, the Company had accrued $417,207 and $335,364, respectively, under the deferred compensation plans. Cash surrender values of $4,785,534 and $3,252,107 on the insurance policies as of December 31, 2002 and 2001, respectively, are included in other assets.

J.
FINANCIAL INSTRUMENTS

  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in those particular financial instruments.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank does require collateral or other security to support financial instruments with credit risk.

Contract or Notional Amount
Financial instruments whose contract amount represent credit risk:
Commitments to extend credit	$12,175,000
Standby letters of credit	1,039,000

Total	$13,214,000

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. All letters of credit are due within one year of the original commitment date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

K.
RELATED PARTY TRANSACTIONS

  In the ordinary course of business, the Company, through its subsidiary bank, has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

  The following is a summary of activity during 2002 with respect to such loans to these individuals:

Balances at December 31, 2001	$1,258,555
New loans	512,602
Repayments	(609,705)

Balances at December 31, 2002	$1,161,452

  The Bank also had deposits from these related parties of approximately $1,655,412 at December 31, 2002.

L.
COMMITMENTS AND CONTINGENCIES

  In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

M.
DISCLOSURES RELATING TO STATEMENTS OF CASH FLOWS

  Interest and Income Taxes—Cash paid during the period for interest and income taxes was as follows:

	2002	2001	2000
Interest on deposits	$3,533,341	$4,163,434	$3,051,873

Income taxes, net	$728,782	$572,136	$272,882

  Noncash Transactions—Noncash transactions relating to investing and financing activities were as follows:

	2002	2001	2000
Transfer of loans to other real estate and other assets	$72,600	$85,139	$—
N.
FAIR VALUES OF FINANCIAL INSTRUMENTS

  SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheets, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

  Cash and Short-Term Investments—For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

  Investment Securities Held to Maturity and Securities Available for Sale—Fair values for investment securities are based on quoted market prices.

  Loans and Mortgage Loans Held for Sale—The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

  Deposit Liabilities—The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

  Federal Funds Purchased—The carrying value of federal funds purchased approximates their fair value.

  FHLB Advances—The fair value of the Bank's fixed rate borrowings are estimated using discounted cash flows, based on Bank's current incremental borrowing rates for similar types of borrowing arrangements.

  Long-Term Debt and Convertible Subordinated Debentures—Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

  Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written—Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

  Limitations—Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

  The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows:

	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and short-term investments	$18,688,780	$18,688,780	$13,112,089	$13,112,089
Securities available for sale	17,755,346	17,755,346	17,659,603	17,659,603
Loans	84,560,654	88,085,626	85,823,997	87,575,966
Other Investments	584,300	584,300	584,300	584,300
Liabilities:
Deposits	111,024,646	109,464,318	106,618,800	105,863,126
Other borrowings	7,750,000	7,750,000	7,750,000	7,750,000
Unrecognized financial instruments:
Commitments to extend credit	12,175,000	12,175,000	10,833,000	10,833,000
Standby letters of credit and financial guarantees written	1,039,000	1,039,000	1,014,000	1,014,000
O.
CREDIT RISK CONCENTRATION

  The Company originates primarily commercial, residential and consumer loans to customers in the Baldwin County, Lake Sinclair and Lake Oconee area. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in Milledgeville and Baldwin County, as well as the general economy.

  The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit in excess of the legal lending limit to any single borrower or group of related borrowers.

  The Bank maintains cash balances in various financial institutions. Accounts at each institution are secured by The Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $386,408 at December 31, 2002.

P.
OPERATING EXPENSES

  Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2002, 2001 and 2000 are:

	2002	2001	2000
Professional services	$87,263	$59,107	$81,896
Office supplies	83,996	78,632	96,613
Advertising	121,864	120,954	124,577
Q.
OPERATING INCOME

  Components of other operating income greater than 1% of total interest income and other income for the period ended December 31, 2002, 2001 and 2000 are:

	2002	2001	2000
Other income and recoveries	$209,559	$129,026	$300,098

R.
REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, the Bank meets all capital adequacy requirements to which it is subject. The most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

  The Bank's actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2002
Total Risk-Based Capital To (Risk-Weighted Assets)	$12,182,000	12.4%	$7,859,355	≥	8.0%	$9,824,194	≥	10.0%
Tier I Capital To (Risk-Weighted Assets)	11,074,000	11.2%	3,955,000	≥	4.0%	5,932,500	≥	6.0%
Tier I Capital To (Average Assets)	11,074,000	8.6%	5,150,698	≥	4.0%	6,438,372	≥	5.0%
As of December 31, 2001
Total Risk-Based Capital To (Risk-Weighted Assets)	$10,610,000	11.0%	$7,716,364	≥	8.0%	$9,645,455	≥	10.0%
Tier I Capital To (Risk-Weighted Assets)	9,698,000	10.0%	3,879,200	≥	4.0%	5,818,800	≥	6.0%
Tier I Capital To (Average Assets)	9,698,000	7.8%	4,973,333	≥	4.0%	6,216,667	≥	5.0%

S.
CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

  Condensed parent company financial information on Baldwin Bancshares, Inc., is as follows:

	As of December 31,
	2002	2001
BALANCE SHEETS
Assets
Cash in subsidiary	$103,452	$23,542
Due from subsidiary	—	14,079
Investment in subsidiary, at equity in underlying net assets	11,341,087	9,850,997
Other assets	54,510	—

Total Assets	$11,499,049	$9,888,618

Liabilities
Due to subsidiary	$38,641	$—
Other liabilities and accrued expenses	64,800	1,399

Total Liabilities	103,441	1,399

Shareholders' Equity
Common stock, $1 par value, authorized 10,000,000 shares, 517,468 issued and 482,758 and 483,758 outstanding at December 31, 2002 and 2001, respectively	517,468	517,468
Additional paid-in capital surplus	3,993,057	3,993,057
Retained earnings	7,157,513	5,732,560
Accumulated other comprehensive income	266,867	153,431
Less—34,710 and 33,710 shares of treasury stock, at cost at December 31, 2002 and 2001	(539,297)	(509,297)

Total shareholders' equity	11,395,608	9,887,219

Total Liabilities and Shareholders' Equity	$11,499,049	$9,888,618

	Years Ended December 31,
	2002	2001	2000
STATEMENTS OF INCOME AND RETAINED EARNINGS
Revenues:
Dividends from subsidiary	$50,000	$—	$300,000
Other interest income	500	930	3,256
Other income	—	—	3,816

Total Revenues	50,500	930	307,072
Operating Expenses	3,115	13,596	5,718

Income (Loss) Before Taxes and Equity Income of Subsidiary	47,385	(12,666)	301,354
Income tax benefit (expense)	914	4,264	(460)

Income Before Equity Income of Subsidiary	48,299	(8,402)	300,894
Equity in undistributed income of subsidiary	1,376,654	1,119,351	506,279

Net Income	1,424,953	1,110,949	807,173
Retained Earnings, Beginning	5,732,560	4,621,611	4,152,987
Less: dividends paid	—	—	(338,549)

Retained Earnings, Ending	$7,157,513	$5,732,560	$4,621,611

	Years Ended December 31,
	2002	2001	2000
STATEMENTS OF CASH FLOWS
Cash flows from Operating Activities:
Net income	$1,424,953	$1,110,949	$807,173
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed income of subsidiary	(1,376,654)	(1,119,351)	(506,279)
Net change in operating assets and liabilities:
Accrued income and other assets	(55,908)	35,992	(45,002)
Accrued expenses and other liabilities	117,519	(37,830)	(12,669)

Net cash provided by (used in) operating activities	109,910	(10,240)	243,223

Cash Flows from Investing Activities:
Purchase of treasury stock	(30,000)	—	—

Cash Flows from Financing Activities:
Dividends paid	—	—	(338,549)
Capital injection in non-bank subsidiary	—	—	(225,000)

Net cash used in financing activities	—	—	(563,549)

Net Increase (Decrease) in Cash and Cash Equivalents	79,910	(10,240)	(320,326)
Cash and Cash Equivalents at Beginning of Year	23,542	33,782	354,108

Cash and Cash Equivalents at End of Year	$103,452	$23,542	$33,782

Baldwin Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets
(amounts in thousands except share data)
(Unaudited)

	March 31, 2003	December 31, 2002
Assets
Cash and due from banks	$6,332	$5,996
Federal funds sold	14,787	12,693

Total cash and cash equivalents	21,119	18,689

Securities available for sale, at fair value	14,794	17,755
Federal Reserve Bank stock, at cost	105	105
Federal Home Loan Bank stock, at cost	479	479
Loans, net of unearned income	81,445	84,561
Less—allowance for loan losses	(1,091)	(1,108)

Loans, net	80,354	83,453

Bank premises and equipment, less accumulated depreciation	4,515	4,467
Other assets and accrued income	6,116	6,199

Total Assets	$127,482	$131,147

Liabilities and Shareholders' Equity
Deposits:
Non-interest bearing demand	$16,415	$15,774
Interest-bearing demand	90,580	95,251

Total deposits	106,995	111,025
Other borrowed funds	7,750	7,750
Other liabilities and accrued expenses	1,325	976

Total liabilities	116,070	119,751

Shareholders' Equity
Common stock, $1 par value, authorized 10,000,000 shares, issued and outstanding 517,468 shares	517	517
Paid-in capital surplus	3,993	3,993
Retained earnings	7,196	7,158
Accumulated other comprehensive income	245	267

Total	11,951	11,935
Less cost of 34,710 shares of treasury stock for March 31, 2003 and 2002, respectively	(539)	(539)

Total shareholders' equity	11,412	11,396

Total Liabilities and Shareholders' Equity	$127,482	$131,147

Baldwin Bancshares, Inc. and Subsidiary
Consolidated Statements of Income
(amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Interest and Dividend Income:
Interest and fees on loans	$1,615	$1,826
Income on federal funds sold	29	17
Interest on securities	148	186
Dividend income	6	11
Other interest income	30	31

Total interest and dividend income	1,828	2,071

Interest Expense:
Deposits	570	749
Other interest expense	107	109

Total interest expense	677	858

Net interest income before provision for loan losses	1,151	1,213
Less—provision for loan losses	40	84

Net interest income after provision for loan losses	1,111	1,129

Other Operating Income:
Service charges on deposit accounts	182	118
Other service charges, commissions and fees	174	161
Other income	137	90

Total other operating income	493	369

Other Operating Expense:
Salaries and employee benefits	657	602
Net occupancy expenses	66	58
Equipment rental and depreciation of equipment	93	77
Other expenses	352	280

Total other operating expenses	1,168	1,017

Income Before Income Taxes	436	481
Income tax provision	108	141

Net Income	328	340

Earnings per share:
Basic	$0.68	$0.70

Diluted	$0.68	$0.70

Baldwin Bancshares, Inc. and Subsidiary
Consolidated Statements of Comprehensive Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net Income	328	340

Unrealized holding gains (losses) on available-for-sale securities, net of tax	$(54)	$(129)
Less: Reclassification adjustment for (gains) realized in income, net of tax	(32)	(3)

Other comprehensive income	(22)	(126)
Comprehensive income	$306	$214

Baldwin Bancshares, Inc. and Subsidiary
Consolidated Statements of Shareholders' Equity
(Amounts in thousands)
(Unaudited)

	Shares	Capital Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity
Balance, December 31, 2002	517	$517	$3,993	$7,158	$267	$(539)	$11,396
Net income		—	—	328	—	—	328
Other comprehensive income		—	—	—	(22)	—	(22)
Cash dividends paid	—	—	—	(290)	—	—	(290)

Balance, March 31, 2003	517	517	3,993	7,196	245	(539)	11,412

Baldwin Bancshares, Inc. and Subsidiary
Consolidated Statements of Cashflows
(amounts in thousands)
(Unaudited)

	Three months ended March 31,
	2003	2002
Cash Flows from Operating Activities:
Net income	$328	$340
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	40	84
Depreciation	94	86
Gain on sale of securities	(27)	(3)
Changes in accrued income and other assets	82	(356)
Changes in accrued expenses and other liabilities	359	(27)

Net cash provided by operating activities	876	124

Cash Flows from Investing Activities:
Net change in loans made to customers	3,059	979
Purchases of available for sale securities	(3,955)	(2,282)
Maturities of securities available for sale	6,913	1,911
Property and equipment expenditures	(143)	(131)

Net cash used in investing activities	5,874	477

Cash Flows from Financing Activities:
Net change in deposits	(4,030)	(4,799)
Payments of cash dividends declared	(290)	—

Net cash provided by financing activities	(4,320)	(4,799)

Net Increase (Decrease) in Cash and Cash Equivalents	2,430	(4,198)
Cash and Cash Equivalents, Beginning of Period	18,689	13,112

Cash and Cash Equivalents, End of Period	$21,119	$8,914

BALDWIN BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2003
(UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

        The unaudited consolidated financial statements include the accounts of Baldwin Bancshares, Inc. and its wholly owned subsidiary, First National Bank of the South (collectively "the Company"). The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, for interim financial information and with instructions for Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the three month period ended March 31, 2003 is not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

NOTE 2. NEW ACCOUNTING PRONOUCEMENTS

        In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations and SFAS No. 142, Goodwill and other Intangible Assets. SFAS No. 141 requires that all business combinations entered into after June 30, 2002 be accounted for under the purchase method. SFAS No. 142 requires that all intangible assets, including goodwill that results from business combinations, be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against earnings. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for according to SFAS No. 141 will not be amortized, and the amortization of goodwill related to business combinations entered into prior to June 30, 2002 will be discontinued effective, for the Company, January 1, 2003. The adoption of the provisions of SFAS No. 141 and SFAS 142 has not affected the Company's financial statements.

NOTE 3. EARNINGS PER COMMON SHARE (in thousands)

        Presented below is a summary of the components used to calculate basic and diluted earnings per share for the three month periods ended March 31, 2003 and 2002.

	Quarters Ended March 31,
	2003	2002
Basic Earnings Per Share:
Weighted average common shares outstanding	483	483

Net income	$328	$340

Basic earnings per share	$0.68	$0.70

Diluted Earnings Per Share:
Weighted average common shares outstanding	$483	$483
Net effect of dilutive options, warrants, etc.	$—	$—

Total weighted average common shares and common stock equivalents outstanding	$483	$483

Net income	$328	$340

Diluted earnings per share	$0.68	$0.70

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 28, 2003 by and between GB&T Bancshares, Inc. ("GB&T"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia, and Baldwin Bancshares,  Inc. ("BBI"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Milledgeville, Georgia.

Preamble

        The Boards of Directors of GB&T and BBI are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of BBI with and into GB&T, with GB&T being the surviving corporation of the merger. At the effective time of such merger, the outstanding shares of capital stock of BBI will be converted into the right to receive shares of capital stock of GB&T. As a result, shareholders of BBI will become shareholders of GB&T, and the wholly-owned subsidiary of BBI, First National Bank of The South, will continue to conduct business and operations as a wholly-owned subsidiary of GB&T. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of both GB&T and BBI, the shareholders of GB&T and BBI, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        As a condition and inducement to GB&T's willingness to consummate the transactions contemplated by this Agreement, each of the directors of BBI will execute and deliver to GB&T an agreement (a "Support Agreement")within ten (10) calendar days of the date of this Agreement, in substantially the form of Exhibit 6 to this Agreement.

        Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TRANSACTIONS AND TERMS OF MERGER

        1.1   Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, BBI shall be merged with and into GB&T in accordance with the provisions of Section 14-2-1101, 14-2-1103, and 14-2-1105 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). GB&T shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GB&T and BBI.

        1.2   Time and Place of Closing. The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their Designated Officers may mutually agree. The place of Closing shall be at the offices of Hulsey, Oliver & Mahar, LLP, Gainesville, Georgia, or such other place as may be mutually agreed upon by the Parties.

        1.3   Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the

terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Designated Officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of BBI approve this Agreement to the extent such approval is required by applicable Law;(c) the date on which the Shareholders of GB&T approve this Agreement to the extent such approval is required by applicable law; or such later date as may be mutually agreed upon in writing by the Designated Officer of each Party.

        1.4   Execution of Support Agreements. Within ten (10) calendar days of the execution of this Agreement and as a condition hereto, each of the directors of BBI will execute and deliver to GB&T a Support Agreement, in substantially the form of Exhibit 6 to this Agreement.

ARTICLE II
TERMS OF MERGER

        2.1   Articles of Incorporation. The Articles of Incorporation of GB&T in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.

        2.2   Bylaws. The Bylaws of GB&T in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.

        2.3   Directors and Officers.

          (a)   The officers and directors of the Surviving Corporation from and after the Effective Time shall consist of the officers and directors of GB&T immediately preceding the Effective Time, together with a director from the present BBI board of directors to be selected by the GB&T board of directors. Such officers and directors shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

          (b)   The directors of FNB South from and after the Effective Time shall consist of the directors of FNB South immediately preceding the Effective time, together with a director from the GB&T board of directors as selected by the GB&T board of directors. Such directors shall serve in accordance with the Articles of Incorporation and Bylaws of FNB South.

ARTICLE III
MANNER OF CONVERTING SHARES

        3.1   Conversion of Shares. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of GB&T or BBI, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a)   Each share of GB&T Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b)   Each share of BBI Common Stock (excluding shares held by GB&T or BBI or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 2.895 shares of GB&T Common Stock (the Exchange Ratio).

        3.2   Anti-Dilution Provisions. In the event GB&T or BBI changes the number of shares of GB&T Common Stock or BBI Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

        3.3   Shares Held by GB&T or BBI. Each of the shares of BBI Common Stock held by any GB&T Company or by any BBI Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        3.4   Conversion of Stock Options; Restricted Stock.

          (a)   Each option to purchase BBI Common Stock (BBI Option) outstanding at the Effective Time shall be converted into and become rights with respect to GB&T Common Stock and GB&T shall assume each such option in accordance with the terms of the stock option plan under which it was issued and the stock option or other agreement by which it is evidenced. From and after the Effective Time (all subject to appropriate adjustment for any transactions described in Section 3.2 if the record date with respect to such transaction is on or after the Effective Time), (i) each BBI Option assumed by GB&T may be exercised solely for GB&T Common Stock, (ii) the number of GB&T Common Stock subject to each BBI Option shall be equal to the number of shares of BBI Common Stock subject to each such BBI Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and (iii) the per share exercise price of the GB&T Common Stock subject to the BBI Options shall be determined by dividing the per share exercise price of the BBI Common Stock subject to each such BBI Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption of BBI Options shall be undertaken in a manner that will not constitute a modification as defined in Section 424 of the Internal Revenue Code as to any BBI Option which is an incentive stock option as defined in Section 422 of the Internal Revenue Code. GB&T will modify each stock option that it assumes (as long as in the opinion of counsel for BBI such modification will not constitute a modification as defined in Section 424 of the Internal Revenue Code for options which are incentive stock options) to provide that the options may be exercised, in addition to the other payment methods set out in the relevant option plan, by the reduction of the number of shares subject to the option so that the difference between the option exercise price for such shares and the fair market value of such shares on the option exercise date shall equal the option exercise price of the total number of shares for which the option is being exercised.

          (b)   At all times after the Effective Time, GB&T shall reserve for issuance such number of GB&T Common Stock as shall be necessary to permit the exercise of BBI Options in the manner contemplated by this Agreement. At or prior to, or at the election of GB&T within a reasonable time (not to exceed 30 days) after, the Effective Time, GB&T shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the GB&T Common Stock subject to the BBI Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the BBI Options remain outstanding. GB&T shall make any filings required under any applicable state securities laws to qualify the GB&T Common Stock subject to such BBI Options for resale thereunder.

        3.5   Dissenting Shareholders. Any holder of shares of BBI Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the GBCC; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and has surrendered to GB&T the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of BBI fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, GB&T shall issue and deliver the consideration to which such holder of shares of BBI Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of BBI Common Stock held by such holder.

        3.6   Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of BBI Common Stock exchanged pursuant to the Merger, or of options to purchase shares of BBI Common Stock, who would otherwise have been entitled to receive a fraction of a share of GB&T Common Stock or the right to purchase a fraction of a share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of GB&T Common Stock multiplied by $18.50. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE IV
EXCHANGE OF SHARES

        4.1   Exchange Procedures. Promptly after the Effective Time, GB&T and BBI shall cause the exchange agent selected by GB&T (the "Exchange Agent") to mail to the former holders of BBI Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of BBI Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time, shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 and 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon)pursuant to Section 4.2 of this Agreement. Neither GB&T nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of BBI Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of BBI Common Stock for exchange, as provided in this Section 4.1 or appropriate affidavits and indemnity agreements in the event such share certificates have been lost, mutilated, or destroyed. The certificate or certificates of BBI Common Stock so surrendered shall be duly endorsed as GB&T may require. Any other provision of this Agreement notwithstanding, neither GB&T nor the Exchange Agent shall be liable to a holder of BBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

        4.2   Rights of Former BBI Shareholders. The stock transfer books of BBI shall be closed as to holders of BBI Common Stock immediately prior to the Effective Time and no transfer of BBI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of BBI Common Stock (other than shares to be canceled pursuant to Section 3.3 or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 and 3.6 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of BBI Common Stock shall be entitled to vote after the Effective Time at any meeting of GB&T shareholders the number of whole shares of GB&T Common Stock into which their respective shares of BBI Common Stock are converted, regardless of whether such holders have exchanged their certificates representing BBI Common Stock for certificates representing GB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by GB&T on the GB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of GB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of BBI Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such BBI Common Stock certificate, both GB&T Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BBI

        BBI hereby represents and warrants to GB&T as follows:

        5.1   Organization, Standing, and Power. BBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act and under Georgia law. BBI has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. BBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

        5.2   Authority; No Breach By Agreement.

          (a)   BBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BBI, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of BBI Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by BBI. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of BBI, enforceable against BBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b)   Neither the execution and delivery of this Agreement by BBI, nor, except as described in Section 5.2 of the BBI Disclosure Memorandum, the consummation by BBI of the transactions contemplated hereby, nor compliance by BBI with any of the provisions hereof will (i) conflict with or result in a breach of any provision of BBI's Articles of Incorporation or Bylaws, or (ii) to the Knowledge of BBI subject to the receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BBI Company under, any Contract or

  Permit of any BBI Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, or (iii) to the Knowledge of BBI subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to any BBI Company or any of their respective Assets.

          (c)   Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by BBI of the Merger and the other transactions contemplated in this Agreement.

        5.3   Capital Stock.

          (a)   The authorized capital stock of BBI consists of 10,000,000 shares of BBI Common Stock, of which 482,758 shares are issued and outstanding as of the date of this Agreement and not more than 485,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of BBI are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of BBI have been issued in violation of any preemptive rights of the current or past shareholders of BBI.

          (b)   Except as set forth in Section 5.3 of this Agreement, or as disclosed in Section 5.3 of the BBI Disclosure Memorandum, there are no shares of capital stock or other equity securities of BBI outstanding and no outstanding Rights relating to the capital stock of BBI.

        5.4   BBI Subsidiaries. BBI has disclosed in Section 5.4 of the BBI Disclosure Memorandum all of the BBI Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the BBI Disclosure Memorandum, BBI or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each BBI Subsidiary. No equity securities of any BBI Subsidiary are or may become required to be issued (other than to another BBI Company) by reason of any Rights, and there are no Contracts by which any BBI Subsidiary is bound to issue (other than to another BBI Company) additional shares of its capital stock or Rights, or by which any BBI Company is or may be bound to transfer any shares of the capital stock of any BBI Subsidiary (other than to another BBI Company). There are no Contracts relating to the rights of any BBI Company to vote or to dispose of any shares of the capital stock of any BBI Subsidiary. All of the shares of capital stock of each BBI Subsidiary held by a BBI Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a BBI Company free and clear of any Lien except as disclosed by the BBI Disclosure Memorandum. Each BBI Subsidiary is either a bank, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each BBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Each BBI Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

        5.5   Financial Statements. BBI has included in Section 5.5 of the BBI Disclosure Memorandum copies of all BBI Financial Statements for periods ended prior to the date hereof and will deliver to GB&T copies of all BBI Financial Statements prepared subsequent to the date hereof. The BBI Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the BBI Companies, which are or will be, as the case may be, complete and correct in all Material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be and in all Material respects, fairly the consolidated financial position of the BBI Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the BBI Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

        5.6   Absence of Undisclosed Liabilities. No BBI Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of BBI as of March 31, 2003, included in the BBI Financial Statements or reflected in the notes thereto. No BBI Company has incurred or paid any Liability since March 31, 2003 except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

        5.7   Absence of Certain Changes or Events. Since March 31, 2003, except as disclosed in Section 5.7 of the BBI Disclosure Memorandum and to the knowledge of BBI, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, and (b) the BBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BBI provided in Article VII of this Agreement and which would likely have a Material Adverse Effect on BBI.

        5.8   Tax Matters.

          (a)   All Tax returns required to be filed by or on behalf of any of the BBI Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on BBI and all returns filed are complete and accurate in all Material respects to the Knowledge of BBI. All Taxes shown on filed returns have been paid or adequate provision for the payment thereof has been made. As of the date of this Agreement, to the knowledge of BBI, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on BBI, except as reserved against in the BBI Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the BBI Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b)   Except as disclosed in Section 5.8(b) of the BBI Disclosure Memorandum, none of the BBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any BBI Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

          (c)   Adequate provision for any Taxes due or to become due for any of the BBI Companies for the period or periods through and including the date of the respective BBI Financial Statements has been made and is reflected on such BBI Financial Statements.

          (d)   Deferred Taxes of the BBI Companies have been provided for in accordance with GAAP.

          (e)   To the knowledge of BBI, each of the BBI Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

        5.9   Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of FNB South included in the most recent BBI Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheet of FNB South included in the BBI Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate to the Knowledge of BBI (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of FNB South and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by FNB South as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on BBI.

        5.10 Assets. Except as disclosed in Section 5.10 of the BBI Disclosure Memorandum or as disclosed or reserved against in the BBI Financial Statements, the BBI Companies have good and marketable title, and to the Knowledge of BBI, free and clear of all Liens, to all of their respective Assets indicated as owned by the respective Company as of the date of the respective BBI Statement. All Material tangible properties used in the businesses of the BBI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BBI's past practices. All Assets which are Material to the business of the BBI Companies and held under leases or subleases by any of the BBI Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the BBI Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the BBI Companies is a named insured are reasonably sufficient. The Assets of the BBI Companies include all assets required to operate the business of the BBI Companies as presently conducted.

        5.11 Environmental Matters. Except as disclosed in Section 5.11 of the BBI Disclosure Memorandum:

          (a)   To the Knowledge of BBI, each BBI Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

          (b)   There is no Litigation pending or to the Knowledge of BBI threatened before any court, governmental agency or authority or other forum in which any BBI Company, or to the Knowledge of BBI, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any BBI Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, and to the Knowledge of BBI, there is no reasonable basis for any such Litigation.

          (c)   To the Knowledge of BBI, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

        5.12 Compliance with Laws. To the Knowledge of BBI, each BBI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, and, to the Knowledge of BBI, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Except as disclosed in Section 5.12 of the BBI Disclosure Memorandum, no BBI Company:

          (a)   to the Knowledge of BBI, is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI; and

          (b)   to the Knowledge of BBI, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BBI Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, or (iii) requiring any BBI Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

        5.13  Labor Relations. No BBI Company is the subject of any Litigation asserting that it or any other BBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other BBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any BBI Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any BBI Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        5.14  Employee Benefit Plans.

          (a)   BBI has disclosed in Section 5.14 of the BBI Disclosure Memorandum and delivered or made available to GB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any BBI Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "BBI Benefit Plans"). Any of the BBI Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BBI ERISA Plan." Each BBI ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "BBI Pension Plan." No BBI Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b)   To the Knowledge of BBI, all BBI Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Each BBI ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of BBI, there are no circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of BBI, no BBI Company nor any other party has engaged in a transaction with respect to any BBI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any BBI Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

          (c)   Neither BBI nor any ERISA Affiliate of BBI maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d)   Neither BBI nor any ERISA Affiliate of BBI has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (e)   Except as disclosed in Section 5.14(e) of the BBI Disclosure Memorandum, (i) no BBI Company has any obligations for retiree health and life benefits under any of the BBI Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii)there are no restrictions on the rights of any BBI Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any BBI Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on BBI.

          (f)    Except as disclosed in Section 5.14(f) of the BBI Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any BBI Company from any BBI Company under any BBI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g)   The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any BBI Company and their respective beneficiaries have been fully reflected on the BBI Financial Statements to the extent required by and in accordance with GAAP, in all Material respects.

          (h)   To the Knowledge of BBI, BBI and each ERISA Affiliate of BBI has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any BBI Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on BBI.

          (i)    Except as disclosed in Section 5.14(i) of the BBI Disclosure Memorandum, neither BBI nor any ERISA Affiliate of BBI is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (j)    Other than routine claims for benefits, to the Knowledge of BBI, there are no actions, audits, investigations, suits or claims pending against any BBI Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any BBI Benefit Plan or against the assets of any BBI Benefit Plan.

        5.15  Material Contracts. Except as disclosed in Section 5.15 of the BBI Disclosure Memorandum or otherwise reflected in the BBI Financial Statements, none of the BBI Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any BBI Company or the guarantee by any BBI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among BBI Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to Form 10-KSB or Form 10-QSB filed by BBI with the SEC as of the date of this Agreement that has not been filed as an exhibit to any BBI Form 10-KSB or 10-QSB filed with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "BBI Contracts"). None of the BBI Companies is in Default under any BBI Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. All of the indebtedness of any BBI Company for money borrowed is prepayable at any time by such BBI Company without penalty or premium except as disclosed in BBI Disclosure Memorandum.

        5.16  Legal Proceedings. Except as disclosed in Section 5.16 of the BBI Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of BBI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any BBI Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any BBI Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

        5.17  Reports. Since January 1, 1998, each BBI Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable federal and state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document to BBI's Knowledge did not, in any Material respect, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        5.18  Statements True and Correct. To the knowledge of BBI, no statement, certificate, instrument or other writing furnished or to be furnished by any BBI Company or any Affiliate thereof to GB&T pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not Materially misleading. To the knowledge of BBI, none of the information supplied or to be supplied by any BBI Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. To the knowledge of BBI, none of the information supplied or to be supplied by any BBI Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to BBI's shareholders in connection with the BBI Shareholders' Meeting, and any other documents to be filed by a BBI Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BBI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the BBI Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the BBI Shareholders' Meeting. All documents that any BBI Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        5.19  Accounting, Tax and Regulatory Matters. No BBI Company, to the Knowledge of BBI, or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of BBI, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

        5.20  Charter Provisions. Each BBI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any BBI Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any BBI Company that may be acquired or controlled by it.

        5.21  State Anti-Takeover Laws. Each BBI Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia including those laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF GB&T

        GB&T hereby represents and warrants to BBI as follows:

        6.1  Organization, Standing, and Power. GB&T is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act and under Georgia law. GB&T has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. GB&T is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.2  Authority; No Breach By Agreement.

          (a)   Subject to the actions required for listing by NASDAQ of the shares to be issued to BBI shareholders, GB&T has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GB&T. Subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GB&T, this Agreement represents a legal, valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b)   Except as described in Section 6.2 of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement by GB&T, nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the provisions hereof will (i) conflict with or result in a breach of any provision of GB&T's Articles of Incorporation or

  Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GB&T Company under, any Contract or Permit of any GB&T Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GB&T Company or any of their respective Assets.

          (c)   Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GB&T of the Merger and the other transactions contemplated in this Agreement.

        6.3  Capital Stock.

          (a)   The authorized capital stock of GB&T consists of 20,000,000 shares of GB&T Common Stock, of which 5,378,011 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of GB&T Common Stock are, and all of the shares of GB&T Common Stock to be issued in exchange for shares of BBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of GB&T Common Stock have been, and none of the shares of GB&T Common Stock to be issued in exchange for shares of BBI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of GB&T.

          (b)   [Reserved]

          (c)   Except as set forth in Sections 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the GB&T Disclosure Memorandum, there are no other shares of capital stock or other equity securities of GB&T outstanding and no outstanding Rights relating to the capital stock of GB&T.

        6.4  GB&T Subsidiaries. GB&T has disclosed in Section 6.4 of the GB&T Disclosure Memorandum all of the GB&T Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the GB&T Disclosure Memorandum, GB&T owns all of the issued and outstanding shares of capital stock of each GB&T Subsidiary. No equity securities of any GB&T Subsidiary are or may become required to be issued (other than to another GB&T Company) by reason of any Rights, and there are no Contracts by which any GB&T Subsidiary is bound to issue (other than to another GB&T Company) additional shares of its capital stock or Rights, or by which any GB&T Company is or may be bound to transfer any shares of the capital stock of any GB&T Subsidiary (other than to another GB&T Company). There are no Contracts relating to the rights of any GB&T Company to vote or to dispose of any shares of the capital stock of any GB&T Subsidiary. All of the shares of capital stock of each GB&T Subsidiary held by a GB&T Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by GB&T free and clear of any Lien. Each GB&T Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each GB&T Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Each GB&T Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

        6.5  Financial Statements. GB&T has included in Section 6.5 of the GB&T Disclosure Memorandum copies of all GB&T Financial Statements for periods ended prior to the date hereof and will deliver to BBI copies of all GB&T Financial Statements prepared subsequent to the date hereof. The GB&T Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the GB&T Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the GB&T Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the GB&T Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

        6.6  Absence of Undisclosed Liabilities. No GB&T Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GB&T as of March 31, 2003, included in the GB&T Financial Statements or reflected in the notes thereto. No GB&T Company has incurred or paid any Liability since March 31, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.7  Absence of Certain Changes or Events. Since March 31, 2003, except as disclosed in Section 6.7 of the GB&T Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and (b) the GB&T Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GB&T provided in Article VII of this Agreement.

        6.8  Tax Matters.

          (a)   All Tax returns required to be filed by or on behalf of any of the GB&T Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on GB&T, and all returns filed are complete and accurate to the Knowledge of GB&T. All Taxes shown on filed returns have been paid or adequate provision for payment thereof has been made. As of the date of this Agreement, to the Knowledge of GB&T, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GB&T, except as reserved against in the GB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the GB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b)   Except as disclosed in Section 6.8(b) of the GB&T Disclosure Memorandum, none of the GB&T Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any GB&T Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (c)   Adequate provision for any Taxes due or to become due for any of the GB&T Companies for the period or periods through and including the date of the respective GB&T Financial Statements has been made and is reflected on such GB&T Financial Statements.

          (d)   Deferred Taxes of the GB&T Companies have been provided for in accordance with GAAP.

          (e)   Each of the GB&T Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.9  Allowance for Possible Loan Losses. The Allowance shown on the consolidated balance sheets of GB&T included in the most recent GB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of GB&T included in the GB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the GB&T Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the GB&T Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on GB&T.

        6.10  Assets. Except as disclosed in Section 6.10 of the GB&T Disclosure Memorandum or as disclosed or reserved against in the GB&T Financial Statements, the GB&T Companies have good and marketable title free and clear of all Liens, to all of their respective Assets indicated as owned by the respective GB&T Company as of the date of the respective GB&T statement. All Material tangible properties used in the businesses of the GB&T Companies are in good condition, reasonable wear and tear excepted and are usable in the ordinary course of business consistent with GB&Ts past practices. All Assets which are Material to the business of the GB&T Companies and held under leases or subleases by any of the GB&T Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability any other insurance maintained with respect to the Assets or businesses of the Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Companies is a named insured are reasonably sufficient. The Assets of the Companies include all assets required to operate the business of the Companies as presently conducted.

        6.11  Environmental Matters. Except as disclosed in Section 6.11 of the GB&T Disclosure Memorandum:

          (a)   To the Knowledge of GB&T, each GB&T Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (b)   There is no Litigation pending or to the Knowledge of GB&T threatened before any court, governmental agency or authority or other forum in which any GB&T Company or, to the Knowledge of GB&T, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any GB&T Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T and to the Knowledge of GB&T, there is no reasonable basis for any such Litigation.

          (c)   To the Knowledge of GB&T, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.12  Compliance with Laws. Each GB&T Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Except as disclosed in Section 6.12 of the GB&T Disclosure Memorandum, no GB&T Company:

          (a)   is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T; and

          (b)   has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GB&T Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) requiring any GB&T Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

        6.13  Labor Relations. No GB&T Company is the subject of any Litigation asserting that it or any other GB&T Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GB&T Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any GB&T Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any GB&T Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        6.14  Employee Benefit Plans.

          (a)   GB&T has disclosed in Section 6.14 of the GB&T Disclosure Memorandum and delivered or made available to BBI prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, employee benefit plans as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GB&T Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the GB&T Benefit Plan). Any of the GB&T Benefit Plans which is an employee pension benefit plan, as that term is defined in Section 3(2) of ERISA, is referred to herein as a GB&T ERISA Plan. Each GB&T ERISA Plan which is also a defined benefit plan (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a GB&T Pension Plan. No

  GB&T Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b)   All GB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Each GB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of GB&T, no GB&T Company nor any other party has engaged in a transaction with respect to any GB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GB&T Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

          (c)   Neither GB&T nor any ERISA Affiliate of GB&T maintains an employee pension benefit plan, within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d)   Neither GB&T nor any ERISA Affiliate of GB&T has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (e)   Except as disclosed in Section 6.14(e) of the GB&T Disclosure Memorandum, (i) no GB&T Company has any obligations for retiree health and live benefits under any of the GB&T Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii) there are no restrictions on the rights of any GB&T Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

          (f)    Except as disclosed in Section 6.14(f) of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any GB&T Company from any GB&T Company under any GB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g)   The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GB&T Company and their respective beneficiaries have been fully reflected on the GB&T Financial Statements to the extent required by and in accordance with GAAP.

          (h)   GB&T and each ERISA Affiliate of GB&T has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

          (i)    Except as disclosed in Section 6.14(i) of the GB&T Disclosure Memorandum, neither GB&T nor any ERISA Affiliate of GB&T is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a parachute payment, as defined in

  Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b) (2) (A) (ii) of the Internal Revenue Code).

          (j)    Other than routine claims for benefits, to the Knowledge of GB&T, there are no actions, audits, investigations, suits or claims pending against any GB&T Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any GB&T Benefit Plan or against the assets of any GB&T Benefit Plan.

        6.15  Material Contracts. Except as disclosed in Section 6.15 of the GB&T Disclosure Memorandum or otherwise reflected in the GB&T Financial Statements, none of the GB&T Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any Contract relating to the borrowing of money by any GB&T Company or the guarantee by any GB&T Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (b) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to a Form 10-K or Form 10-Q filed by GB&T with the SEC as of the date of this Agreement that has not been filed as an Exhibit to any GB&T Form 10-K or 10-Q filed with the SEC (the "GB&T Contracts"). None of the GB&T Companies is in Default under any GB&T Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.16  Legal Proceedings. Except as disclosed in Section 6.16 of the GB&T Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GB&T Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GB&T Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.17  Reports. Except as disclosed in the GB&T Disclosure Memorandum since January 1, 2000, each GB&T Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respect with all applicable Laws. As of its respective date, each such report and document to GB&T's Knowledge did not, in any Material respects, contain any untrue statement of a material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        6.18  Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any GB&T Company or any Affiliate thereof to BBI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GB&T shareholders in connection with the GB&T Shareholders Meeting, and any other documents to be filed by a GB&T Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of GB&T, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the GB&T Shareholders Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in an earlier communication with respect to the solicitation of any proxy for the GB&T Shareholders Meeting. All documents that any GB&T Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        6.19  Accounting, Tax and Regulatory Matters. No GB&T Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of GB&T, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

        6.20  Charter Provisions. Each GB&T Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GB&T Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any GB&T Company that may be acquired or controlled by it.

ARTICLE VII
CONDUCT OF BUSINESS PENDING CONSUMMATION

        7.1  Affirmative Covenants of BBI. Unless the prior written consent of GB&T shall have been obtained, and except as otherwise contemplated herein or disclosed in the BBI Disclosure Memorandum, BBI shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

        7.2  Negative Covenants of BBI. Except as disclosed in the BBI Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of GB&T, which consent shall not be unreasonably withheld:

          (a)   amend the Articles of Incorporation, Bylaws or other governing instruments of any BBI Company, or

          (b)   incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a BBI Company to another BBI Company) in excess of an aggregate of $50,000 (for the BBI Companies on a consolidated basis) except in the ordinary course of the business of the BBI Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any BBI Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the BBI Disclosure Memorandum); or

          (c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BBI Company, or declare or pay any dividend or make any other distribution in respect of BBI's capital stock except for a regular cash dividend in accordance with past practices (provided, however, that a second quarter dividend shall not be declared by BBI for the second quarter of 2003 if the BBI shareholders will be eligible for a second quarter dividend from GB&T); or

          (d)   except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the BBI Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of BBI Common Stock or any other capital stock of any BBI Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e)   except as disclosed in Section 7.2(e) of the BBI Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of any BBI Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BBI Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any BBI Subsidiary (unless any such shares of stock are sold or otherwise transferred to another BBI Company) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f)    except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned BBI Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity; or

          (g)   grant any increase in compensation or benefits to any employees whose annual salary exceeds $35,000 of any BBI Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of BBI, in each case as disclosed in Section 7.2(g) of the BBI Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the BBI Disclosure Memorandum; enter into or amend any severance agreements with officers of any BBI Company; grant any general increase in compensation to all employees except as disclosed in Section 7.2(g) of the BBI Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any BBI Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h)   enter into or amend any employment Contract between any BBI Company and any Person (unless such amendment is required by Law) that the BBI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i)    adopt any new employee benefit plan of any BBI Company or make any material change in or to any existing employee benefit plans of any BBI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j)    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k)   commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any BBI Company for money damages in excess of $50,000 or which imposes Material restrictions upon the operations of any BBI Company;

          (l)    except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

          (m)  [Reserved]

  7.3  (a) Affirmative Covenants of GB&T. Unless the prior written consent of BBI shall have been obtained, and except as otherwise contemplated herein or as disclosed in the GB&T Disclosure Memorandum, GB&T shall, and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

          (b)   Negative Covenants of GB&T. GB&T will not amend its Articles of Incorporation or bylaws, in each case in a manner which is adverse to and discriminates against the holders of BBI Common Stock.

        7.4  Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

        7.5  Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE VIII
ADDITIONAL AGREEMENTS

        8.1  Registration Statement; Proxy Statement; Shareholder Approval.

          (a)   As soon as reasonably practicable after execution of this Agreement, GB&T shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of GB&T Common Stock upon consummation of the Merger. BBI shall furnish all information concerning it and the holders of its capital stock as GB&T may reasonably request in connection with such action.

          (b)   BBI shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as BBI deems appropriate.

          (c)   GB&T shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as GB&T deems appropriate.

          (d)   In connection with both the BBI and GB&T Shareholders' Meetings, (i) GB&T shall prepare and file with the SEC on their joint behalf a Joint Proxy Statement (which shall be included in the Registration Statement) and mail it to both BBI's and GB&Ts shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Boards of Directors of BBI and GB&T shall recommend (subject to compliance with the fiduciary duties of the members of the Boards of Directors as advised by counsel) to their shareholders the approval of this Agreement and (iv) the Boards of Directors and officers of both BBI and GB&T shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

        8.2  Exchange Listing. GB&T shall list, as of the Effective Time, on the NASDAQ the shares of GB&T Common Stock to be issued to the holders of BBI Common Stock pursuant to the Merger.

        8.3  Applications. GB&T shall promptly prepare and file, and BBI shall cooperate in the preparation and, where appropriate, filing of, applications with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. GB&T shall permit BBI to review (and approve with respect to information relating to BBI)such applications prior to filing same and shall provide copies of such applications to BBI and its counsel.

        8.4  Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, GB&T shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

        8.5  Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by GB&T in connection with the GB&T Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        8.6  Investigation and Confidentiality.

          (a)   Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b)   Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing information received from the other Party.

          (c)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

        8.7  Press Releases. Prior to the Effective Time, GB&T and BBI shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        8.8  Acquisition Proposals. Except with respect to this Agreement and the transactions contemplated hereby, neither BBI nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by BBI shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of BBI's Board of Directors as advised by counsel, neither BBI nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but BBI may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. BBI shall promptly notify GB&T orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of GB&T is obtained, BBI shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

        8.9  Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        8.10  Agreement of Affiliates. BBI has disclosed in Section 8.10 of the BBI Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of BBI for purposes of Rule 145 under the 1933 Act. BBI shall use its reasonable efforts to cause each such Person to deliver to GB&T and BBI, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of BBI Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of GB&T Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. GB&T shall be entitled to place restrictive legends upon certificates for shares of GB&T Common Stock issued to Affiliates of BBI pursuant to this Agreement to enforce the provisions of this Section 8.10. GB&T shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of GB&T Common Stock by such Affiliates.

        8.11  Employee Benefits, Contracts and Deferred Compensation Plan

          (a)   Following the Effective Time, GB&T shall provide generally to officers and employees of the BBI Companies who continue employment with GB&T or its Subsidiaries following the Effective Time employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the GB&T Companies to their similarly situated officers and employees. For purposes of participation under such employee benefit plans, the service of the employees of the BBI Companies prior to the Effective Time shall be treated as service with a GB&T Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such benefits shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a BBI Benefit Plan of the same type immediately prior to the Effective Time. GB&T shall waive, under its medical plan, any pre-existing condition exclusion for any BBI employee who continues in employment after the Effective Time and becomes covered under such medical plan, to the extent that such pre-existing condition would have been covered under the comparable BBI employee benefit plan and the individual with the pre-existing condition was covered under such plan.

          (b)   GB&T and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts and deferred compensation plans disclosed in Section 8.11 of the BBI Disclosure Memorandum to GB&T between any BBI Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the BBI Benefit Plans. GB&T acknowledges and agrees that pursuant to the Merger it shall assume and have the obligations and liabilities set out in those certain Employment Agreements described on Exhibit 5 attached hereto, if any (the Employment Agreements).

        8.12  D&O Insurance Coverage and Indemnification. Immediately prior to Closing, BBI shall obtain from its regular insurance carrier tail coverage for its officers and directors under its current policy terms and conditions, the expense for which shall be paid by BBI, but is pre-approved by GB&T. Further, GB&T shall assume all liability (to the extent BBI was so liable) for claims for indemnification arising under BBI Articles of Incorporation or Bylaws or under any indemnification contract disclosed to GB&T, as existing on January 1, 2003.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

        9.1  Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a)   Shareholder Approval. The shareholders of each of BBI and GB&T shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, NASDAQ or by the provisions of any governing instruments.

          (b)   Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (c)   Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (d)   Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of GB&T Common Stock issuable pursuant to the Merger shall have been received.

          (e)   Exchange Listing. The shares of GB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

          (f)    Tax Matters. GB&T and BBI shall have received a written opinion of counsel from Hulsey, Oliver & Mahar, LLP, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of BBI Common Stock for GB&T Common Stock will not give rise to gain or loss to the shareholders of BBI with respect to such exchange (except to the extent of any cash received), (iii) neither GB&T nor BBI will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code); and (iv) the assumption by GB&T of BBI Options qualifying as incentive stock options under Section 422 of the Internal Revenue Code will satisfy the requirements of Section 424(a) of the Internal Revenue Code and will not constitute a modification of such options under Section 424(h) of the Internal Revenue Code. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of GB&T and BBI reasonably satisfactory in form and substance to such counsel.

          (g)   Affiliate Agreements. The Parties shall have received from each affiliate of BBI the affiliates letter referred to in Section 8.10 hereof.

        9.2  Conditions to Obligations of GB&T. The obligations of GB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GB&T pursuant to Section 11.6(a) of this Agreement:

          (a)   Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of BBI set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of BBI set forth in Section 5.3 of this Agreement shall be true and correct in all Material respects (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of BBI set forth in this Agreement such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on BBI; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of BBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c)   Certificates. BBI shall have delivered to GB&T (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BBI's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GB&T and its counsel shall request.

          (d)   Opinion of Counsel. BBI shall have delivered to GB&T an opinion of Martin Snow, counsel to BBI, dated as of the Effective Time, in form reasonably satisfactory to GB&T, as to the matters set forth in Exhibit 2 hereto.

          (e)   Claims/Indemnification Letters. Each of the directors and officers of BBI shall have executed and delivered to GB&T letters in substantially the form of Exhibit 3 hereto.

          (f)    Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of GB&T, it is not in the best interests of the shareholders of GB&T to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking Material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a Material portion of GB&T's or BBI' business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a Material portion of GB&T's or BBI business or assets as a result of the Merger, which, in any case, in the reasonable judgment of GB&T based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

          (g)   Support Agreements. Within ten (10) calendar days of the execution of this Agreement, each of the directors of BBI shall have executed and delivered to GB&T a Support Agreement substantially in the form of Exhibit 6 to this Agreement).

        9.3  Conditions to Obligations of BBI. The obligations of BBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BBI pursuant to Section 11.6(b) of this Agreement:

          (a)   Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of GB&T set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties set forth in this Agreement such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on GB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of GB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)   Certificates. GB&T shall have delivered to BBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GB&T's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BBI and its counsel shall request.

          (d)   Opinion of Counsel. GB&T shall have delivered to BBI an opinion of Hulsey, Oliver & Mahar, LLP, counsel to GB&T, dated as of the Effective Time, in form reasonably acceptable to BBI, as to matters set forth in Exhibit 4 hereto.

          (e)   Intentionally Omitted.

          (f)    Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of BBI, it is not in the best interests of the shareholders of BBI to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a material portion of GB&T's or BBI's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a material portion of GB&T's or BBI's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of BBI based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

ARTICLE X
TERMINATION

        10.1  Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of BBI, or GB&T this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a)   By mutual consent of the Board of Directors of BBI and the Board of Directors of GB&T; or

          (b)   By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of BBI and Section 9.3(a) in the case of GB&T or in Material breach of any covenant or agreement contained in this Agreement) in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of GB&T and Section 9.3(a) of this Agreement in the case of BBI; or

          (c)   By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of BBI and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d)   By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of either party fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e)   By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before October 31, 2003, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f)    By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of BBI and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g)   By the Board of Directors of either Party on or before two (2) business days following the business day of receipt of the Disclosure Memorandum of the other Party (which receipt shall not be later than the date of the execution of this Agreement) in the event that such Party, after a review of the Disclosure Memorandum provided by the other Party, determines not to proceed with the Merger.

        10.2  Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

        10.3  Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Sections 8.10, 8.11 and 8.12 of this Agreement.

ARTICLE XI
MISCELLANEOUS

        11.1  Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

        "1933 Act" shall mean the Securities Act of 1933, as amended.

        "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving BBI or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of BBI or any of its Subsidiaries.

        "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

        "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

        "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

        "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

        "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

        "Closing Date" shall mean the date on which the Closing occurs.

        "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

        "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

        "BBI Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

        "BBI Common Stock" shall mean the $1.00 par value common stock of BBI.

        "BBI Companies" shall mean, collectively, BBI and all BBI Subsidiaries.

        "BBI Disclosure Memorandum" shall mean the written information entitled "BBI Disclosure Memorandum" delivered on or prior to the date of this Agreement to GB&T describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

        "BBI Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of BBI as of December 31, 2000, 2001, 2002 and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2000, 2001, and 2002, included in the BBI Disclosure Memorandum, and (b)the consolidated balance sheets (including related notes and schedules, if any) of BBI and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2002.

        "BBI Options" shall have the meaning set forth in Section 3.4 of this Agreement, if any such options exist.

        "BBI Shareholders' Meeting" shall mean the meeting of the shareholders of BBI to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

        "BBI Stock Plans" shall mean the existing stock option and other stock-based compensation plans of BBI disclosed in Section 5.14 of the BBI Disclosure Memorandum.

        "BBI Subsidiaries" shall mean the subsidiaries of BBI.

        "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

        Designated Officer shall be the officer of GB&T and BBI who is designated by their respective Boards of Directors to make such decisions as are specified herein.

        "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

        "Environment" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

        "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic Substance Control Act, 15 U.S.C. (S) 2601, et. seq., and all implementing regulations and state counterparts of such acts.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

        "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

        "Exchange Ratio" shall have the meaning provided in Section 3.1 of this Agreement.

        "Exhibits" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

        "FNB South" shall mean First National Bank of the South, a bank chartered under the banking laws of the United States and a BBI Subsidiary.

        "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

        "GBCC" shall mean the Georgia Business Corporation Code.

        "GB&T Bank" shall mean Gainesville Bank & Trust, a Georgia state-chartered bank and a GB&T Subsidiary.

        "GB&T Common Stock" shall mean the no par value common stock of GB&T.

        "GB&T Companies" shall mean, collectively, GB&T and all GB&T Subsidiaries.

        "GB&T Disclosure Memorandum" shall mean the written information entitled "GB&T Disclosure Memorandum" delivered on or prior to the date of this Agreement to BBI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

        "GB&T Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of GB&T as of December 31, 2000, 2001, and 2002, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2000, 2001, and 2002, and (b) the consolidated balance sheets (including related notes and schedules, if any) of GB&T and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2000.

        "GB&T Shareholders' Meeting" shall mean the meeting of the shareholders of GB&T to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

        "GB&T Stock Plans" shall mean the existing stock option and other stock-based compensation plans of GB&T.

        "GB&T Subsidiaries" shall mean the Subsidiaries of GB&T at the Effective Time.

        "Georgia Certificate of Merger" shall mean the Certificate of Merger to be executed by GB&T and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

        "Hazardous Material" shall mean any substance which is a "hazardous substance" or "toxic substance" as defined in the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws of polychlorinated biphenyls, and petroleum and petroleum products).

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Joint Proxy Statement" shall mean the proxy statement used by BBI and by GB&T to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement which shall be included in the prospectus of GB&T relating to shares of GB&T Common Stock to be issued to the shareholders of BBI.

        "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

        "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

        "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

        "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities other than the violations of law section from such reports.

        "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

        "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

        "Merger" shall mean the merger of BBI with and into GB&T referred to in Section 1.1 of this Agreement.

        "NASDAQ" shall mean the National Association of Security Dealers Automated Quotation System.

        "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

        "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

        "Party" shall mean either GB&T or BBI, and "Parties" shall mean both GB&T and BBI.

        "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

        "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

        "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by GB&T under the 1933 Act with respect to the shares of GB&T Common Stock to be issued to the shareholders of BBI in connection with the transactions contemplated by this Agreement and which shall include the Joint Proxy Statement.

        "Regulatory Authorities" shall mean, collectively if applicable, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

        "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

        "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

        "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 6 to this Agreement.

        "Surviving Corporation" shall mean GB&T as the surviving corporation resulting from the Merger.

        "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

        Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

        11.2  Expenses.

          (a)   Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Joint Proxy Statement.

          (b)   Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.

        11.3  Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than as identified in Section 11.3 of each partys Disclosure Memorandum, and GB&T specifically acknowledges its understanding that the fee owed by BBI as disclosed in BBI's Disclosure Memorandum will be paid immediately following closing. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GB&T or BBI, each of

GB&T and BBI, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

        11.4  Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.10 of this Agreement.

        11.5  Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of BBI Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

        11.6  Waivers.

          (a)   Prior to or at the Effective Time, GB&T, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by BBI, to waive or extend the time for the compliance or fulfillment by BBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of GB&T.

          (b)   Prior to or at the Effective Time, BBI, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by GB&T, to waive or extend the time for the compliance or fulfillment by GB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of BBI.

          (c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        11.7  Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        11.8  Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

GB&T:	GB&T Bancshares, Inc. P. O. Box 2760 500 Jesse Jewell Parkway Gainesville, GA 30501 Telecopy No: 770-532-3663 Attn: Richard A. Hunt, President
Copy to Counsel:	Hulsey, Oliver & Mahar, LLP 200 E. E. Butler Parkway P. O. Box 1457 Gainesville, GA 30503 Telecopy No: 770-531-9230 Attention: Samuel L. Oliver, Esq.
Baldwin Bancshares, Inc. 2501 N. Columbia Street Milledgeville, GA 31057-1087 Attention: Chat S. Daniel, Pres.
Copy to Counsel:	Martin Snow Law Firm, LLP P. O. Box 1606 Macon, GA 31202 Attention: John T. McGoldrick, Jr., Esq.

        11.9  Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

        11.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.11  Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        11.12  Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.13  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

GB&T BANCSHARES, INC.
By:	Richard A. Hunt President and CEO
Attest:	Secretary
Baldwin Bancshares, Inc.
By:	President
Attest:	Secretary

GB&T/BBI Merger Agreement

Schedule of Exhibits

1	Affiliate Agreement	(Section 8.10)
2.	Martin Snow Opinion Letter	(Section 9.2(d))
3.	Claims/Indemnification Letters	(Section 9.2(e))
4.	Hulsey, Oliver & Mahar Opinion Letter	(Section 9.3(d))
5.	Employment Agreements Schedule	(Section 8.11(b)(i))
6.	Support Agreement	(Preamble, Section 1.4; Section 9.2(g))

APPENDIX B

GEORGIA DISSENTERS' RIGHTS STATUTE

14-2-1301. Definitions.

As used in this article, the term:

        (1)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2)   "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3)   "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

        (5)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6)   "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8)   "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

        (a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation is a party:

            (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            (A)  Alters or abolishes a preferential right of the shares;

            (B)  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (C)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (D)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

            (E)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

            (F)  Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)   In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, §14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

        (b)   If corporate action creating dissenters' rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, §14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)   Must not vote his shares in favor of the proposed action.

        (b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b)   The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)   Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

        (a)   A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

        (b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, §1.)

14-2-1325. Offer of payment.

        (a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (b)   The offer of payment must be accompanied by:

          (1)   The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   A statement of the corporation's estimate of the fair value of the shares;

          (3)   An explanation of how the interest was calculated;

          (4)   A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)   A copy of this article.

        (c)   If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

        (a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)   The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

        (c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

        (a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

        (b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

REVOCABLE PROXY
BALDWIN BANCSHARES, INC.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, being a stockholder of the Common Stock of Baldwin Bancshares, Inc. (the "Company"), acknowledges receipt of the notice of the special meeting of stockholders of the Company to be held on August 20, 2003, and the within proxy statement, and appoints David F. Scogin and Chatfield S. Daniel, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the special meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Common Stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a "For" vote on each item):

		For	With-Hold	Abstain
1.	Approval of the Agreement and Plan of Reorganization, dated as of April 28, 2003, by and between GB&T Bancshares, Inc. and the Company.	☐	☐	☐
2.	Other matters to come before the meeting.

        The shares covered by this proxy will be voted in accordance with the selection indicated. IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF THE ABOVE ITEMS.

        Please sign exactly as your name appears on the stock certificate. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If shares are held in the name of two or more persons, all should sign.

Please be sure to sign and date this Proxy in the box below	Date , 2003

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

BALDWIN BANCSHARES, INC.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

REVOCABLE PROXY
GB&T BANCSHARES, INC.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, being a stockholder of the Common Stock of GB&T Bancshares, Inc. (the "Company"), acknowledges receipt of the notice of the special meeting of stockholders of the Company to be held on August 18, 2003, and the within proxy statement, and appoints Alan A. Wayne and Bennie E. Hewett, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the special meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Common Stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a "For" vote on each item):

		For	With-Hold	Abstain
1.	Approval of the issuance of Common Stock of the Company to shareholders of Baldwin Bancshares, Inc. in accordance with the Agreement and Plan of Reorganization, dated as of April 28, 2003, by and between the Company and Baldwin Bancshares, Inc.	☐	☐	☐
2.	Other matters to come before the meeting.

        The shares covered by this proxy will be voted in accordance with the selection indicated. IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF THE ABOVE ITEMS.

        Please sign exactly as your name appears on the stock certificate. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If shares are held in the name of two or more persons, all should sign.

Please be sure to sign and date this Proxy in the box below	Date , 2003

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

GB&T BANCSHARES, INC.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The Articles of Incorporation of GB&T Bancshares, Inc., as amended, provide that GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted under the Georgia Business Corporation Code. Article Nine of GB&T's bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T. In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

        Article Nine of GB&T's bylaws further authorizes GB&T, upon approval by GB&T's board of directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

        As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        GB&T's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit		Description of Exhibit
2.1	—	Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Baldwin Bancshares, Inc., dated as of April 28, 2003 (included as Appendix A).
3.1	—	Articles of Incorporation of GB&T, dated August 14, 1997 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
3.2	—	Articles of Amendment of GB&T, dated July 8, 1998 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).

3.3	—	Articles of Amendment of GB&T, dated effective June 30, 2002 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on September 12, 2002).
3.4	—	Bylaws of GB&T, as amended (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
4.1	—	See Exhibits 3.1 through 3.4 for provisions of Articles of Incorporation and Bylaws, as amended, which define the rights of the Shareholders.
4.2	—	Form of certificate for GB&T Common Stock (incorporated by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
5	—	Opinion and Consent of Hulsey, Oliver & Mahar, LLP.
8	—	Opinion and Consent of Hulsey, Oliver & Mahar, LLP as to the federal income tax consequences to the merger.
10.1	—	Dividend Reinvestment and Share Purchase Plan of GB&T (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
10.2	—
Agreement and Plan of Reorganization, dated as of October 14, 1999, by and between GB&T Bancshares, Inc. and UB&T Financial Services Corporation (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on December 20, 1999).
10.3	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Community Trust Financial Services Corporation, dated as of March 16, 2001 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on April 25, 2001).
10.4	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and HomeTown Bank of Villa Rica, dated as of June 13, 2002 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on September 12, 2002).
10.5	—	Employment Agreement, by and between GB&T and Richard A. Hunt, dated as of December 30, 2002 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
10.6	—	Employment Agreement, by and between GB&T and Gregory L. Hamby, dated as of December 30, 2002 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
10.7	—	GB&T Bancshares, Inc. Stock Option Plan of 1997 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
21	—	Subsidiaries of GB&T (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
23.1	—	Consent of Mauldin & Jenkins, L.L.C.
23.2	—	Consent of Thigpen, Jones, Seaton & Co., P.C.
23.3	—	Consent of Porter Keadle Moore, LLP
23.4	—	Consent of Hulsey Oliver & Mahar, LLP (included as part of Exhibits 5 and 8).
24	—	Power of Attorney (included on the Signature Page to the Registration Statement).

(b)
Financial Statement Schedules.

        No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (b)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, GB&T Bancshares, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on July 11, 2003.

GB&T BANCSHARES, INC.
By:	/s/ RICHARD A. HUNT Richard A. Hunt President

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Richard A. Hunt and Gregory L. Hamby, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 11, 2003.

Signature	Title

/s/ RICHARD A. HUNT Richard A. Hunt	President and Director (Principal Executive Officer)
/s/ GREGORY L. HAMBY Gregory L. Hamby	Chief Financial Officer (Principal Financial and Accounting Officer)
* Philip A. Wilheit	Chairman and Director
* Dr. John W. Darden	Director
* William A. Foster, III	Director
* Bennie E. Hewett	Director
* James L. Lester	Director
* Samuel L. Oliver	Vice Chairman and Director
* Alan A. Wayne	Secretary and Director
* Larry Boggs	Director

*By:	/s/ RICHARD A. HUNT Richard A. Hunt, Attorney-in-Fact

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
SELECTED PRO FORMA FINANCIAL DATA
COMPARATIVE SHARE DATA REGARDING GB&T AND BALDWIN BANCSHARES
SUMMARY OF TERMS OF THE MERGER
RISK FACTORS RELATING TO THE MERGER
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
PRO FORMA CONDENSED FINANCIAL INFORMATION
GB&T Bancshares, Inc. and Subsidiaries Combined with Baldwin Bancshares, Inc. and Subsidiary Pro Forma Condensed Statements of Income
GB&T Bancshares, Inc. and Subsidiaries Combined with Baldwin Bancshares, Inc. And Subsidiary Pro Forma Regulatory Capital Ratios
GB&T BANCSHARES, INC. COMBINED WITH BALDWIN BANCSHARES, INC. NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (Unaudited) Pro Forma Adjustments
DETAILS OF THE PROPOSED MERGER
INFORMATION ABOUT GB&T
INFORMATION ABOUT BALDWIN BANCSHARES
BALDWIN BANCSHARES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
BALDWIN BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
BALDWIN BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
BALDWIN BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME
BALDWIN BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS
BALDWIN BANCSHARES, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEAR ENDED DECEMBER 31, 2002
Baldwin Bancshares, Inc. and Subsidiary Consolidated Balance Sheets (amounts in thousands except share data) (Unaudited)
Baldwin Bancshares, Inc. and Subsidiary Consolidated Statements of Income (amounts in thousands) (Unaudited)
Baldwin Bancshares, Inc. and Subsidiary Consolidated Statements of Comprehensive Income (Amounts in thousands) (Unaudited)
Baldwin Bancshares, Inc. and Subsidiary Consolidated Statements of Shareholders' Equity (Amounts in thousands) (Unaudited)
Baldwin Bancshares, Inc. and Subsidiary Consolidated Statements of Cashflows (amounts in thousands) (Unaudited)
BALDWIN BANCSHARES, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED)
APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE I TRANSACTIONS AND TERMS OF MERGER
ARTICLE II TERMS OF MERGER
ARTICLE III MANNER OF CONVERTING SHARES
ARTICLE IV EXCHANGE OF SHARES
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BBI
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF GB&T
ARTICLE VII CONDUCT OF BUSINESS PENDING CONSUMMATION
ARTICLE VIII ADDITIONAL AGREEMENTS
ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
ARTICLE X TERMINATION
ARTICLE XI MISCELLANEOUS
GB&T/BBI Merger Agreement Schedule of Exhibits
APPENDIX B GEORGIA DISSENTERS' RIGHTS STATUTE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY